Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 23, 2021 (the “Effective Date”), by and between Sentynl Therapeutics, Inc., a Delaware corporation (“Sentynl”), and Cyprium Therapeutics, Inc., a Delaware corporation (“Cyprium”).  Each of Cyprium and Sentynl is a “Party,” and they are, collectively, the “Parties.”

RECITALS

A.Cyprium is engaged in the development of CUTX-101, a copper histidinate injection (the “Product”) for the treatment of diseases involving copper deficiency or insufficiency, including Menkes Disease, which is currently in a Phase 3 clinical study.

B.Cyprium desires to sell, transfer, and convey to Sentynl, and Sentynl desires to purchase and acquire from Cyprium for the Territory, the Product NDA (as defined below), the Cyprium IP and certain related assets, upon the terms and subject to the conditions set forth herein.

C.Following the Effective Date and prior to the Closing (as defined below), Sentynl desires that Cyprium perform, and Cyprium agrees to perform and fund, continued development of the Product.

NOW, THEREFORE, in consideration of the foregoing and the respective representations and warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, including the recitals, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

1.1“Acquisition” has the meaning set forth in Section 2.1.

1.2“Affiliate” means, with respect to any specified Person, any other Person that controls, is controlled by, or is under common control with such Person.  A Person will be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly (a) has the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities of such other Person, through contract, or otherwise, or (b) owns more than 50% of the voting securities of such other Person entitled to vote in the election of directors.

1.3“Affiliate Financial Guarantor” means Zydus Pharmaceuticals (USA) Inc., a New Jersey corporation.

1.4“Ancillary Claim” means all claims and/or Damages arising from facts or circumstances substantially more closely related to a Development Claim than any other claims and/or Damages, including an allegation of breach of Cyprium’s obligations set forth in Section 5.2 to the extent the facts or circumstances for such breach are substantially more closely related to a Development Claim than any other claims and/or Damages.

1.5“Approval Deadline Option” has the meaning set forth in Section 2.6.6.

1.6“Approval Deadline Option Date” has the meaning set forth in Section 2.6.6.

1.7“Approval Deadline Transfer” has the meaning set forth in Section 2.6.6.

1.8“Assignment and Assumption Agreement” means the assignment and assumption agreement, dated as of the date of the Closing, by and between the Parties, in substantially the form attached hereto as Exhibit B.

1.9“Assumed Liabilities” has the meaning set forth in Section 2.2.

1.10“Books and Records” means all material files, documents, instruments, papers, books, and records (scientific or financial) owned or controlled by Cyprium or an Affiliate of Cyprium that relate to the Purchased Assets and the Product, including: any material financial data; regulatory information or files (including adverse event reports, annual regulatory reports, and protocol(s)); clinical and non-clinical data and safety information; litigation, claims or demands (to the extent they are not subject to any attorney-client privilege); investigation information or files; documentation relating exclusively to the Cyprium IP, the Product or the Healthcare Regulatory Authorizations for the Product (including the Product IND and the Product NDA); market research completed prior to the Closing; promotional materials; and relevant prescriber lists.

1.11“Business Day” means any day that is not a Saturday, a Sunday, or other day on which banks are required or authorized by law to be closed in the State of New York.

1.12“Cap” has the meaning set forth in Section 9.4.2.

1.13“Change of Control” means the occurrence of any of the following events: (a) an acquisition of Cyprium by another entity that is not an Affiliate of Cyprium, by means of any transaction or series of related transactions (including any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of Cyprium); (b) a sale of all or substantially all of the assets of Cyprium (excluding the Acquisition); or (c) any change of the ownership of more than Fifty Percent (50%) of the outstanding voting equity interests of Cyprium in one or more related transactions; but excluding, in the cases of (a), (b), and/or (c), any and all transactions effected for the purpose of an internal reorganization which do not have a Material Adverse Effect or would not reasonably be expected to have a Material Adverse Effect on the Purchased Assets.

1.14“Closing” has the meaning set forth in Section 2.7.

1.15“Code” means the United States Internal Revenue Code of 1986, as amended.

1.16“Commercialization Year” means, initially, the period immediately following the first commercial sale of the Product, anywhere in the Territory, through December 31st of such calendar year and, thereafter, each subsequent twelve (12) month period in a calendar year.

1.17“Commercialize” means to market, promote, offer for sale, sell, distribute or otherwise commercialize a product, and/or to use, import or export such product for any such purposes.  “Commercialization” shall have a corresponding meaning.

1.18“Commercially Reasonable Efforts” means the level of diligence, efforts, and resources that a Person in the pharmaceutical industry customarily devotes to the Development and/or Commercialization of a product that such Person owns, without the obligation to compensate any Third Party in connection with such Commercialization, including profit sharing, upfront, royalty, and milestone payments, and other arrangements, which such product is similar to the Product, with similar market potential.

1.19 “Confidentiality Agreement” has the meaning set forth in Section 12.1.

1.20“Cyprium Deliverables” has the meaning set forth in Section 7.3.4.

1.21“Cyprium Indemnified Party” has the meaning set forth in Section 9.2.

1.22“Cyprium IP” has the meaning set forth in Section 3.7.1.

1.23“Cyprium’s Knowledge” or “Knowledge of Cyprium,” or similar words, mean the actual knowledge of the Persons listed in Schedule 1.23, without any implication of verification or investigation concerning such knowledge; provided that to the extent that any such Person’s employment with Cyprium is terminated prior to the Closing, any replacement employee thereof shall be deemed to be listed on Schedule 1.23 for purposes of the applicable representations made at the Closing.

1.24“Damages” means any and all losses, damages, Liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and disbursements, the cost of defending any claim, the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance claim.

1.25“Deductible” has the meaning set forth in Section 9.4.1.

1.26“Derivative Product” means a product derived from, and/or incorporating any of, the Product Improvements and/or the Cyprium IP; provided, however, that all future dosage forms, formulations, and methods of application and/or administration of the Product (collectively, “Mere Extensions”) shall be included in references to the Product (and not the Derivative Product) solely for purposes of determining the quantities of Net Sales and duration for which Royalty Payments on Net Sales are due.

1.27“Derivative Product Costs for Mere Extensions” means any expenses that Sentynl or its Affiliates actually incurs and reasonably documents in connection with Sentynl’s research and development activities solely with respect to Mere Extensions, including performance of clinical trials, pre-clinical studies, test method development and stability testing, toxicology, qualification and validation, statistical analysis and report writing, the preparation and submission of any regulatory filings (including a New Drug Application, Investigational New Drug Application, or Supplemental New Drug Application), regulatory affairs with respect to the foregoing, and all other activities necessary or useful or otherwise requested or required by a Governmental Authority or as a condition or in support of obtaining Healthcare Regulatory Authorizations of such product.

1.28“Derivative Product Restrictive Period” means, with respect to each Derivative Product (but not including Mere Extensions), the seven (7) year period following the first commercial sale of such Derivative Product.

1.29“Development” means all research and development activities with respect to the Product, including performance of clinical trials, pre-clinical studies, test method development and stability testing, toxicology, qualification and validation, statistical analysis and report writing, the preparation and submission of any regulatory filings (including a New Drug Application or Investigational New Drug Application), regulatory affairs with respect to the foregoing, and all other activities necessary or useful or otherwise requested or required by a Governmental Authority or as a condition or in support of obtaining Healthcare Regulatory Authorizations of such product. “Develop” means the performance of any of the foregoing activities.

1.30“Development Cap” means the amount equal to the Upfront Payment, less any expenses that Cyprium has actually incurred following the Effective Date and reasonably documented in connection with its performance of the Development Plan.

1.31“Development Claim” means all claims and/or Damages arising from allegations of breach of Cyprium’s obligations set forth in Section 5.1.1(a).

1.32“Development Plan” means the development plan attached hereto as Exhibit A, as amended from time to time.

1.33“Development Termination” has the meaning set forth in Section 2.6.7.

1.34“Direct Claim” has the meaning set forth in Section 9.3.3.

1.35“Disclosure Schedules” has the meaning set forth in Section 3.

1.36“Encumbrance” means any mortgage, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, collateral assignment, adverse claim, or priority payment obligation, restriction, or other encumbrance of any kind (excluding, for the avoidance of doubt, any license) in respect of such asset, whether or not filed, recorded, or perfected under applicable Laws (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities Laws).

1.37“Excluded Assets” has the meaning set forth in Section 2.3.

1.38“Excluded Liabilities” has the meaning set forth in Section 2.4.

1.39“Expanded Access Program” means the activities conducted under CYP-001 (otherwise known as the clinical trial identified by ClinicalTrials.gov as NCT04074512), as further described in Exhibit A-1.

1.40“FDA” means United States Food and Drug Administration, or any successor agency thereto.

1.41“FDA Approval” means the final FDA approval of the Product NDA.

1.42“Fundamental Representations” means the representations and warranties of Cyprium set forth in Sections 3.1, 3.2, 3.3.1, 3.3.2, 3.6 and 3.9.

1.43“GAAP” means United States generally accepted accounting principles in effect from time to time.

1.44“Gene Therapy Program” means the Development program owned and controlled by Cyprium in connection with AAV-ATP7A.

1.45“General Survival Date” has the meaning set forth in Section 9.5.

1.46“Governmental Authority” means any United States or any foreign federal, national, state, local, cantonal, municipal, international, or multinational government, governmental, regulatory, or administrative authority, agency, or commission, any court, tribunal, or judicial or arbitral body of competent jurisdiction or any quasi-governmental or private body exercising any regulatory, taxing, importing, or other governmental or quasi-governmental authority.

1.47“Healthcare Regulatory Authority” means the FDA or any other Governmental Authority that is concerned with or regulates the Development, approval, labelling, marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of drug or biological products or is concerned with or regulates public health care programs.

1.48“Healthcare Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses, and permits granted by any Healthcare Regulatory Authority, including all investigational new drug applications and new drug applications.

1.49“Indemnified Party” has the meaning set forth in Section 9.3.1.

1.50“Indemnifying Party” has the meaning set forth in Section 9.3.1.

1.51“Independent Accountant” has the meaning set forth in Section 2.8.2.

1.52“Insurance Policies” has the meaning set forth in Section 3.10.

1.53“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions, utility models, utility model applications, petty patents, statutory invention registrations, certificates of invention, designs, unregistered industrial designs, design registrations and applications (including any continuations, continuations-in-part, divisionals, provisionals, non-provisionals, reexaminations, restorations, extensions, renewals, and reissues) for any of the foregoing, and all other indicia of invention ownership by any Governmental Authority; (b) copyrights (registered and unregistered), copyright applications, copyrightable subject matter, works of authorship (whether or not copyrightable), design rights, and design right registrations, and any and all renewals of any of the foregoing; (c) trademarks, service marks, trade dress, business names and trade names, assumed names, symbols, brand names, d/b/a’s, fictitious names, certification marks, logos, and product names whether registered, unregistered, or existing at common law, including the goodwill associated therewith (and all registrations and applications therefor), and any and all renewals of any of the foregoing; (d) industrial design rights; (e) domain names (and all registrations and applications therefor) whether or not trademarks, all associated web addresses, URLs, websites, and web pages, and all content and data thereon or relating thereto, whether or not copyrights; (f) Know-How, (g) software, data processing, communications, inventory management, website content, programs, program interfaces, object code, source code, other computer systems, and all documentation relating to the foregoing; (h) all other proprietary information and intellectual property in all forms and media, and all goodwill associated therewith, now known or hereafter recognized in any jurisdiction throughout the Territory; (i) all rights pertaining to the foregoing, including those arising under international treaties and convention rights; (j) copies and tangible embodiments of all of the foregoing (in whatever form or medium); (k) all rights and powers to assert, defend, and recover title to any of the foregoing; and to assert, defend, sue, and recover damages for any past, present, and future infringement, misuse, misappropriation, impairment, unauthorized use, or other violation of any rights in or to any of the foregoing; and (l) all proceeds, income, royalties, damages, and payments now or hereafter due and payable under or in respect of all of the foregoing.

1.54“JSC” has the meaning set forth in Section 5.1.4(a).

1.55“Know-How” means all trade secrets and confidential or proprietary information, in any tangible or intangible form, including all inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, processes, techniques, improvements, discoveries, ideas, developments, data (including product composition, pharmacological, non-clinical, pre-clinical, clinical, analytical, quality control, research and development, purchasing and marketing, and personal data), results, methods, tests, assays, specifications, recipes, packaging specifications, procedures, customer lists, databases, technologies, instructions, formulae and information, manufacturing drawings, engineering drawings, manuals, designs, lab journals, notebooks, schematics, blue prints, research and development reports, audit reports, inspection reports, GxP documentation, technical information, documentations or descriptions, and design and engineering specifications.

1.56“Law” means any United States or any foreign federal, national, state (including cantonal), local, international, multinational, or administrative order, law, common law, ordinance, regulation, statute, and/or treaty, or any rule, regulation, guidance, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license, or permit of any Governmental Authority.

1.57“Liabilities” means any and all debts, liabilities, and obligations, whether accrued or fixed, direct or indirect, asserted or unasserted, absolute or contingent, known or unknown, liquidated or not, matured or unmatured, or determined or determinable, including those arising under any Law, Proceeding, or any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority and those arising under any contract.

1.58“Material Adverse Effect” means any event, circumstance, occurrence, state of facts or matters, action, omission, condition, development, change, result, or effect (each, an “Event”) that would reasonably be expected to be materially adverse to (a) the value of the Purchased Assets in the aggregate, or (b) the ability of Cyprium to consummate the Acquisition; provided, however, that the following Events shall not be taken into account in determining the occurrence of a Material Adverse Effect: (i) those caused by, arising out of, or attributable to the general political or economic environment or affecting the global economic markets generally; (ii)  those that generally affect the pharmaceuticals industry (including legal and regulatory changes applicable to the Product and/or the Product NDA after the Effective Date); (iii) those caused by, arising out of, or attributable to acts of terrorism or warfare in any country or territory in which Cyprium operates; or (iv) those caused by, arising out of, or attributable to pandemics, including COVID-19, provided, that in the case of (i), (ii) (iii) and (iv), such changes, events, developments, effects or occurrences do not disproportionately adversely affect the Purchased Assets relative to the other participants in the pharmaceuticals industry.

1.59“Material Contracts” has the meaning set forth in Section 2.1.5.

1.60“Milestone Payments” has the meaning set forth in Section 2.6.5.

1.61“Modification Request” has the meaning set forth in Section 5.1.4(b).

1.62 “NDA Acceptance Payment” means Three Million Dollars ($3,000,000).

1.63“Net Sales” means, for a particular period of time, the sum of (a) net sales reported by Sentynl (or its Affiliates) for sales of (i) the Product and (ii) any Derivative Products (solely, in the case of Derivative Products that are not Mere Extensions, through the applicable Derivative Product Restrictive Period), to Third Parties, anywhere in the world, for any indication, calculated in a manner consistent with Sentynl’s calculations of net sales across its product portfolio generally and calculated in accordance with GAAP, provided that such amount reflects the gross invoice price at which the Product and Derivative Products were sold or otherwise disposed of by Sentynl and its Affiliates (excluding sales by any licensee) to Third Parties in that period reduced by gross-to-net deductions, the fair-market-value amounts (or such other amount mutually agreed upon between the Parties) reasonably attributable to other components (other than the Product and/or any Derivative Product) of any combination product or bundled product (but only if such other components are therapeutically active compounds that are sold separately), and amounts from a prior period which are not collected and are written off by Sentynl or its Affiliates (including bad debts), if not previously deducted from such invoiced amount, taken in accordance with GAAP, and (b) net sales reported by each licensee of Sentynl or its Affiliates (excluding amounts received by distributors for sales of the Product and/or Derivative Products sold to such distributor, if the sale amounts for such sales to such distributor are otherwise included by this definition of Net Sales) for sales of the Product and any Derivative Products (solely, in the case of Derivative Products that are not Mere Extensions, through the applicable Derivative Product Restrictive Period) to Third Parties as determined in accordance with GAAP. The calculations described in clauses (a) and (b) above shall exclude hedging gains or losses and shall be reduced by the following deductions to the extent specifically related to the Product and/or Derivative Products and actually allowed/accrued, incurred or paid during such period:  (i) reasonable cash discounts, allowances, rebates, voucher redemptions or chargebacks; (ii) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale, to the extent added to the sale price and paid by the selling party and not refundable in accordance with applicable Law and without reimbursement from any Third Party (but excluding income or net profit taxes or franchise taxes of any kind); and (iii) amounts allowed/accrued or credited on returns, provided that all of the foregoing deductions are incurred in the ordinary course and calculated in accordance with GAAP during the applicable Commercialization Year by Sentynl.  In the case of sales of the Product and/or any Derivative Products for consideration other than cash, such as barter or counter trade, Net Sales shall be calculated with respect to the fair market value of the consideration received.  For the avoidance of doubt, the supply of Product and/or Derivative Products for compassionate use, commercial samples, distributed at no charge to patients unable to purchase the same or for administration to patients enrolled in clinical or preclinical trials or to Third Parties as samples for evaluation purposes, in each case free of charge, shall not be included in Net Sales.  For the avoidance of doubt, Derivative Products that are not Mere Extensions shall no longer be included in Net Sales, on a Derivative Product-by-Derivative Product basis, following the end of the applicable Derivative Product Restrictive Period.

1.64“Net Sales Statement” has the meaning set forth in Section 2.8.1.

1.65“Newborn Screening Assay” has the meaning set forth in Section 5.1.2.

1.66“Notice of Objection” has the meaning set forth in Section 2.8.1.

1.67“OUS Cyprium Jurisdictions” has the meaning set forth in Section 6.1.2.

1.68“OUS Jurisdictions” means, (a) with respect to Cyprium, the OUS Cyprium Jurisdictions, and (b) with respect to Sentynl, the OUS Sentynl Jurisdictions.

1.69“OUS Sentynl Jurisdictions” has the meaning set forth in Section 6.1.2.

1.70“Person” means individuals or entities, including any corporation, limited liability company, joint venture, trust, body corporate (wherever located), unincorporated association, partnership, or other entity.

1.71“Pre-NDA Meeting Minutes and Written Responses” means, collectively, (a) the Memorandum of Meeting Minutes for the September 30, 2020 Pre-NDA meeting between Cyprium Therapeutics, Inc. and the FDA, and (b) the Written Responses delivered by the FDA in connection with Cyprium’s planned Type B pre-NDA meeting with the FDA for CMC issues and in response to the questions contained in Cyprium’s November 13, 2020 background package.

1.72“Primary Indication” means the treatment of Menkes Disease.

1.73“Proceeding” means any action (at law or in equity), suit, claim, review, audit, inquiry, or legal or administrative proceeding or arbitration or other alternative dispute resolution proceeding or investigation (whether civil, criminal, or administrative).

1.74“Product Improvements” has the meaning set forth in Section 2.1.7

1.75“Product IND” means the Investigational New Drug Application filed with the FDA covering the Product, and all supplements and amendments thereto.

1.76“Product NDA” means the New Drug Application filed with the FDA covering the Product for the Primary Indication, and all supplements and amendments thereto.

1.77“PRV” means the priority review voucher which may be issued by the FDA upon approval of the Product NDA.

1.78“PRV Assignment Confirmation” has the meaning set forth in Section 8.2.

1.79“Purchase Price” means Nine Million Dollars ($9,000,000).

1.80“Purchased Assets” has the meaning set forth in Section 2.1.

1.81“Representative” means, with respect to a Party, its directors, officers, employees, agents, advisors, legal counsel, investment bankers, and any other representatives.

1.82“Restrictive Period” has the meaning set forth in Section 6.2.1.

1.83“Royalty Payments” has the meaning set forth in Section 2.6.4.

1.84“Sentynl Deliverables” has the meaning set forth in Section 7.2.4.

1.85“Sentynl Indemnified Party” has the meaning set forth in Section 9.1.

1.86“Tax” or “Taxes” means all taxes, duties, levies, or imposts imposed by any Governmental Authority, including on or with respect to any income (including capital gains), capital, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, production, withholding, social security (or similar), employment, unemployment, disability, national insurance, workers’ compensation, governmental pension plan premium, property (including real property and personal property), escheat or unclaimed property, sales, use, transfer, registration or value-added taxes, stamp, customs, duties, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, surcharge, finem, or addition thereto.

1.87“Territory” means worldwide.

1.88“Third Party” means any Person other than Cyprium, Sentynl, and their respective Affiliates.

1.89“Third Party Claim” has the meaning set forth in Section 9.3.1.

1.90“Upfront Payment” means Eight Million Dollars ($8,000,000).

2.	ASSET PURCHASE

2.1Sale and Purchase of the Assets.  At the Closing, subject to the satisfaction of the conditions set forth in Article 7 (or the waiver thereof by the Party entitled to waive such condition), Cyprium shall sell, transfer, assign, and convey to Sentynl, and Sentynl shall purchase, accept, and acquire from Cyprium (the “Acquisition”), free and clear of any Encumbrances, all of Cyprium’s right, title, and interest in and to the following assets (the “Purchased Assets”):

2.1.1the Product NDA;

2.1.2the Books and Records;

2.1.3the Cyprium IP;

2.1.4any remaining inventory or supply of the Product owned by Cyprium as of the Closing;

2.1.5the contracts set forth on Schedule 2.1.5 (the “Material Contracts”), including all of the rights arising thereunder;

2.1.6all claims, counterclaims, defenses, causes of action, favorable awards, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any Third Party, to the extent relating exclusively to any Assumed Liabilities or Purchased Assets;

2.1.7any other (a) tangible and intangible assets and documentation owned or controlled by Cyprium necessary to Commercialize or Develop the Product, (b) Product improvements and inventions that were created or conceived in the course of Developing the Product, and (c) derivatives and improved variants (e.g. reformulations, novel salts, polymorphs, inclusion complex) of the Product, with respect to each of (a), (b), and (c), to the extent relating to the Product (collectively, the “Product Improvements”); and

2.1.8the Newborn Screening Assay.

2.2Assumed Liabilities.  At the Closing, subject to the satisfaction of the conditions set forth in Article 7 (or the waiver thereof by the Party entitled to waive such condition), Sentynl shall assume and agree to pay, perform, and discharge all of the Liabilities arising from or relating to the Purchased Assets accruing from and after the Closing, in each case other than the Excluded Liabilities (collectively referred to herein as the “Assumed Liabilities”), including (a) all Liabilities arising from or relating to the Material Contracts from and after the Closing, (b) all costs, expenses, obligations, and other Liabilities arising from or relating to the prosecution and maintenance of the Product NDA arising from and after the Closing (including, for the avoidance of doubt and without limitation, performance of any post-marketing study or requirement, regardless of when such obligations arise), and (c) all Liabilities arising from or relating to the Commercialization of the Product and/or any Derivative Product from and after Closing.

2.3Excluded Assets.  Notwithstanding any other provision to the contrary, the Purchased Assets shall not include the following assets (the “Excluded Assets”):

2.3.1the PRV;

2.3.2the Insurance Policies;

2.3.3any assets relating exclusively to the Gene Therapy Program; and/or

2.3.4any other assets, other than those expressly set forth in Section 2.1.

2.4Excluded Liabilities.  At the Closing, Sentynl shall not assume, and shall not be responsible to pay, perform, or discharge, the following Liabilities (the “Excluded Liabilities”):

2.4.1all Liabilities arising out of or relating to the Development, Commercialization, manufacture, packaging, import, marketing, distribution, sale or use of the Product or the use of the Purchased Assets, in each case, by Cyprium or its Affiliates prior to the Closing or a Third Party on behalf of Cyprium or its Affiliates prior to the Closing, provided that, in no event shall Cyprium or its Affiliates have any Liabilities arising out of relating to actions or omissions of Sentynl or its Affiliates on or after the Closing (including Sentynl’s or its Affiliates’ Development, Commercialization, manufacture, packaging, importation, marketing, distribution, sale or use of the Product or Purchased Assets);

2.4.2all Liabilities arising out of or relating to products liability claims relating to the Product being taken by or administered to any individual prior to the Closing (including claims alleging defects in such Product and claims involving the death of or injury to any such individual relating to the Product), even if such claims are asserted following the Closing;

2.4.3all Liabilities arising out of or relating to the Material Contracts, solely to the extent relating to the period of time prior to the Closing;

2.4.4all Liabilities relating to (a) Taxes incurred by Cyprium arising from Cyprium’s use of the Purchased Assets prior to the Closing, (b) all Liabilities for any other Taxes incurred by Cyprium at any time, and/or (c) any sales, use or other similar transfer Taxes imposed on or with respect to any of the transactions contemplated pursuant to this Agreement;

2.4.5all Liabilities relating to any accounts payable arising out of or relating to the use of the Product or the use of the Purchased Assets, in each case, by Cyprium or its Affiliates prior to the Closing;

2.4.6all Liabilities to the extent relating to the Excluded Assets;

2.4.7all Liabilities with respect to any current or former employee of Cyprium or its Affiliates;

2.4.8all Liabilities arising out of or in connection with any Proceeding against Cyprium relating to the Product or use of the Purchased Asset (in any jurisdiction) where such Proceedings have been initiated prior to the Closing; and

2.4.9all other Liabilities, other than the Assumed Liabilities.

2.5Intentionally Omitted.

2.6Consideration.  In consideration for the consummation of the transactions contemplated by this Agreement:

2.6.1Upfront Payment.  Within three (3) Business Days following the Effective Date, Sentynl shall pay Cyprium the Upfront Payment, which will be used to fund the Development of the Product.  For the avoidance of doubt, the Upfront Payment, when made, shall be fully earned and not contingent upon any future performance or occurrence.

2.6.2NDA Acceptance Payment.  Upon the FDA’s acceptance of the Product NDA, Sentynl shall pay Cyprium the NDA Acceptance Payment.  For the avoidance of doubt, the NDA Acceptance Payment, when made, shall be fully earned and not contingent upon any future performance or occurrence.

2.6.3Purchase Price.  At the Closing, subject to Section 2.6.6 and Section 2.6.7, Sentynl shall pay Cyprium the Purchase Price.

2.6.4Royalty Payments.  Subject to Section 2.6.6 and Section 2.6.7, for (y) the life of the Product in the case of the Product (including, for the avoidance of doubt, all Mere Extensions), and (z) the applicable Derivative Product Restrictive Period with respect to any Derivative Products (excluding Mere Extensions), on or prior to the thirtieth (30th) calendar day following the completion of each calendar quarter during a Commercialization Year, Sentynl shall pay Cyprium as follows (collectively, the “Royalty Payments”):

(a)Six Percent (6%) of Net Sales for such calendar quarter with respect to any portion of Net Sales during such Commercialization Year less than or equal to Seventy-Five Million Dollars ($75,000,000);

(b)Seventeen and a Half Percent (17.5%) of Net Sales for such calendar quarter with respect to any portion of Net Sales during such Commercialization Year (A) greater than Seventy-Five Million Dollars ($75,000,000), and (B) less than or equal to One Hundred Million Dollars ($100,000,000); and

(c)Twenty-Five Percent (25%) of Net Sales for such calendar quarter with respect to any portion of Net Sales during such Commercialization Year greater than One Hundred Million Dollars ($100,000,000).

As a financial contribution to the development of Mere Extensions, Sentynl shall have the right to invoice and charge Cyprium a fee, invoiced separately, but chargeable by Sentynl against portions of Royalty Payments attributed to the applicable Mere Extension, equal, in the aggregate to fifty percent (50%) of the Derivative Product Costs for Mere Extensions for such Mere Extension; provided, however, that such fees shall not, in any event, equal an amount in the aggregate in excess of twenty-five percent (25%) of the portion of Royalty Payments attributed to the applicable Mere Extension that would otherwise be due and owing from Sentynl to Cyprium during any calendar quarter in which Sentynl seeks to collect such fees. Fees for Derivative Product Costs for Mere Extensions do not need to be invoiced in the calendar quarter in the period where such Derivative Product Costs for Mere Extensions are incurred and such fees may be invoiced and charged against Royalty Payments attributed to the applicable Mere Extension in subsequent quarters in the event there are no Royalty Payments attributable to the applicable Mere Extension or such Derivative Product Costs for Mere Extensions exceed twenty-five percent (25%) of the portion of Royalty Payments attributable to the applicable Mere Extension in such calendar quarter.  For the avoidance of doubt Sentynl’s invoicing and collection of such fees shall have no effect on the calculation for determining the applicable royalty tier percentage for the Royalty Payments due and owing under Subsections 2.6.4(a)-(c) or on the calculation for determining the triggering of payment of the Milestone Payments due and owing under Section 2.6.5.

2.6.5Milestone Payments.  Subject to Section 2.6.6 and Section 2.6.7, Sentynl shall pay Cyprium the following one-time payments (the “Milestone Payments”):

(a)Five Million Dollars ($5,000,000), within thirty (30) days of achieving Net Sales of Seventy-Five Million Dollars ($75,000,000) during any Commercialization Year;

(b)Twenty-Five Million Dollars ($25,000,000), within thirty (30) days of achieving Net Sales of One Hundred Twenty-Five Million Dollars ($125,000,000) during any Commercialization Year;

(c)Thirty-Five Million Dollars ($35,000,000), within thirty (30) days of achieving Net Sales of One Hundred Seventy-Five Million Dollars ($175,000,000) during any Commercialization Year;

(d)Forty Million Dollars ($40,000,000), within thirty (30) days of achieving Net Sales of Two Hundred Million Dollars ($200,000,000) during any Commercialization Year;

(e)Seventy-Five Million Dollars ($75,000,000), within thirty (30) days of achieving Net Sales of Three Hundred Million Dollars ($300,000,000) during any Commercialization Year; and

(f)Seventy-Five Million Dollars ($75,000,000), within thirty (30) days of achieving Net Sales of Four Hundred Million Dollars ($400,000,000) during any Commercialization Year.

2.6.6Approval Deadline Transfer.  In the event Cyprium fails to obtain FDA Approval as of September 30, 2023, Sentynl shall have the option (in its sole discretion) to assume and take over the Development of the Product (the “Approval Deadline Option”), which Sentynl shall have the right to exercise by providing Cyprium with written notice no later than forty-five (45) days thereafter (the “Approval Deadline Option Date”).  If Sentynl exercises the Approval Deadline Option in a timely manner (the “Approval Deadline Transfer”), then: (a) any Development following the Approval Deadline Transfer shall be at Sentynl’s sole discretion and expense; (b) Cyprium shall no longer be obligated to perform under Section 5.1; and (c) each of the NDA Acceptance Payment (solely to the extent not due and payable by Sentynl to Cyprium prior to the consummation of the Approval Deadline Transfer), the Purchase Price, the Royalty Payments and the Milestone Payments shall be reduced by Fifty Percent (50%), and shall be paid by Sentynl to Cyprium as and when due in accordance with Sections 2.6.2, 2.6.3, 2.6.4, and 2.6.5.

2.6.7Development Termination.  In the event that (a) Cyprium delivers to Sentynl written notice that it desires to terminate or cease the Development of the Product, or (b) Cyprium delivers to Sentynl written notice in accordance with Section 5.4 (in each case, a “Development Termination”), then (y) Cyprium shall no longer be obligated to perform under Section 5.1, and (z) Sentynl shall be permitted to either terminate this Agreement or effect the Closing, as specified by Sentynl in its sole discretion in a written notice delivered to Cyprium within five (5) Business Days of delivery of the notice described in the foregoing (a) or (b).  In the event that Sentynl desires to effect the Closing following a Development Termination, Sentynl’s obligations to pay each of the NDA Acceptance Payment (solely to the extent not due and payable by Sentynl to Cyprium prior to the consummation of the Development Termination), the Purchase Price, the Royalty Payments, and the Milestone Payments shall terminate immediately, and, as the only additional consideration and payments contemplated under this Agreement, Sentynl shall pay Cyprium One Percent (1%) of Net Sales during such calendar quarter with respect to any portion of Net Sales for (A) the life of the Product in the case of the Product (including, for the avoidance of doubt, all Mere Extensions), and (B) the applicable Derivative Product Restrictive Period with respect to any Derivative Products (excluding Mere Extensions), on or prior to the thirtieth (30th) calendar day following the completion of each calendar quarter during a Commercialization Year.

2.7Closing.  Subject to the satisfaction of the conditions set forth in Article 7 (or the waiver thereof by the Party entitled to waive such condition), the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the fifth (5th) Business Day following the date that all of the conditions set forth in Article 7 have been satisfied or waived, or at such other time as Cyprium and Sentynl agree in writing.  The Closing shall take place remotely via the exchange of documents, signatures, and payments, at 10:00 a.m. Eastern Time (or at such place as the Parties may otherwise designate in writing).

2.8Net Sales Statements.

2.8.1Simultaneous with the payment of the Royalty Payments, the Milestone Payments, and any royalty payments following Closing based on a Development Termination, as applicable, Sentynl shall deliver to Cyprium a statement setting forth Sentynl’s calculation of Net Sales and Derivative Product Costs for Mere Extensions during such calendar quarter (the “Net Sales Statement”).  In order to allow Cyprium to reasonably verify Sentynl’s calculation of Net Sales and Derivative Product Costs for Mere Extensions, Sentynl shall provide Cyprium with (a) copies of any books, records, or other documentation reasonably requested by Cyprium that were used by Sentynl (and/or its Affiliates) to calculate the Net Sales and Derivative Product Costs for Mere Extensions, and (b) reasonable access during normal business hours to appropriate Sentynl personnel to discuss such books, records, or other documentation.  If Cyprium has any objections to the calculation of Net Sales and/or Derivative Product Costs for Mere Extensions as set forth the Net Sales Statement, then Cyprium may object by delivering to Sentynl a written objection notice (a “Notice of Objection”) within thirty (30) days of delivery of the Net Sales Statement, and the Parties shall proceed to resolve such disagreement in accordance with the dispute resolution procedures set forth in Section 2.8.2.

2.8.2Unless Cyprium provides a Notice of Objection within thirty (30) days of delivery of the Net Sales Statement, the determination of Net Sales and Derivative Product Costs for Mere Extensions set forth therein shall be final and binding for all purposes hereunder.  Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein.  If Cyprium provides such Notice of Objection to Sentynl within such thirty (30)-day period, Cyprium and Sentynl shall attempt in good faith to resolve any disputed amounts.  If Cyprium and Sentynl are unable to resolve all such disputed amounts within thirty (30) days, the matters remaining in dispute shall be submitted to a nationally recognized public accounting firm mutually agreed upon by Cyprium and Sentynl (the “Independent Accountant”). The resolution of the disputed amounts by the Independent Accountant shall be final and binding. Any overpayment or underpayment as per the audit findings, shall be adjusted accordingly in the next Royalty Payment, Milestone Payment, and/or any royalty payment following Closing based on a Development Termination (as applicable).   Cyprium and Sentynl shall each pay their own costs and expenses incurred in connection with the resolution of the disputed amounts; provided, however, that the fees and expenses of the Independent Accountant shall be borne by the Parties equally.

2.9Withholding; Tax Documentation.  Sentynl shall be entitled to deduct and withhold from payment of any amounts payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment or any other amounts payable pursuant to this Agreement under the Code or any other applicable Law.  To the extent that amounts are so withheld by Sentynl and remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

3.CYPRIUM’S REPRESENTATIONS, WARRANTIES, AND COVENANTS

The representations and warranties contained in this Article 3 are the sole and exclusive representations and warranties of Cyprium under this Agreement.  Except as set forth on the disclosure schedules (the “Disclosure Schedules”) delivered by Cyprium to Sentynl concurrently with the execution of this Agreement, Cyprium hereby represents, warrants, and covenants to Sentynl as follows:

3.1Organization of Cyprium; Due Authorization.

3.1.1Cyprium (a) is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, (b) is duly licensed and qualified to conduct its business, in all material respects, in each jurisdiction where the nature of the properties owned, leased, or operated by it and the business transacted by it requires such licensing or qualification, and (c) holds all necessary corporate power and authority to own, license, and operate its assets and properties, to conduct its business, to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  This Agreement and the consummation of the transactions contemplated hereby, the execution and delivery of this Agreement by Cyprium, the performance by Cyprium of its obligations hereunder, and the consummation by Cyprium of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of Cyprium, and no other proceedings on the part of Cyprium are necessary to authorize the execution and delivery of this Agreement or the consummation by Cyprium of the transactions contemplated hereby.

3.1.2This Agreement has been duly executed and delivered by Cyprium and (assuming due authorization, execution, and delivery by Sentynl) constitutes a legal, valid, and binding obligation of Cyprium, enforceable against Cyprium in accordance with their respective terms, except: (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally; and (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.1.3Cyprium has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement to be executed by Cyprium in connection with the consummation of the transactions contemplated hereby.

3.2No Conflicts, Consents, or Approvals.  Neither the execution or delivery by Cyprium of this Agreement, nor the performance by Cyprium of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will (a) result in any breach of any provision of Cyprium’s certificate of incorporation and by-laws, each as amended from time to time, (b) result in any breach of, require (with or without notice or lapse of time or both) any payment, consent, or notice, or constitute a default (or give rise to any right of purchase, termination, amendment, acceleration, or cancellation) under, any material agreement or other instrument to which Cyprium is a party or by which Cyprium or any of its assets (including the Purchased Assets) are subject or bound, including the Material Contracts, (c) result in the creation of an Encumbrance, or (d) violate or result in a breach of, or constitute a default under, any applicable Law.  To Cyprium’s Knowledge, neither Cyprium nor Sentynl will need to make any royalty payment or other payment to any Third Party (that is not a Governmental Authority) for the right to use the Purchased Assets, excluding, for the avoidance of doubt, any payments owed to any Third Party in the ordinary course of Commercializing the Product, including, without limitation, payments owed to distributors, manufacturers, and others.

3.3Purchased Assets

3.3.1Cyprium has good and freely transferable title to the Purchased Assets, free and clear of all Encumbrances, and has the complete and unrestricted power and right to sell and transfer the Purchased Assets to Sentynl in accordance with the terms hereof.

3.3.2Neither Cyprium nor any of its Affiliates has (a) transferred, sold, assigned, licensed, or given any rights, title, or interest to the Purchased Assets to any Third Party, or (b) granted any license or right to any Third Party to Develop or Commercialize the Product, in the case of (a) or (b), that would conflict with the rights granted to Sentynl hereunder.

3.3.3Cyprium has provided Sentynl with a true and complete copy of each Material Contract. Each Material Contract is valid and binding on Cyprium and, to Cyprium’s Knowledge, the other party thereto, and is in full force and effect in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.  Neither Cyprium nor, to Cyprium’s Knowledge, any other party thereto is in material breach of, or material default under, any Material Contract, and, to Cyprium’s Knowledge, no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default thereunder.

3.3.4To Cyprium’s Knowledge as of the Effective Date, except as set forth in the Development Plan and the Pre-NDA Meeting Minutes and Written Responses, and except for any studies and tasks contemplated to be conducted under each of the foregoing, whether pre-NDA submission or post-FDA Approval as a post-marketing study or requirement, the Purchased Assets include the data and information reasonably required to (a) Develop the Product, and (b) manufacture the Product; provided, however, for the avoidance of doubt, Cyprium does not have any Knowledge of any FDA requirements or positions with respect to the submission of the Product NDA relating to the manufacture of the Product for the Primary Indication other than as set forth in the Development Plan and/or the Pre-NDA Meeting Minutes and Written Responses.

3.4Development Plan. To Cyprium’s Knowledge as of the Effective Date, so long as the studies and other tasks and steps set forth in the Development Plan are successful and the FDA does not deviate from the positions described in the Pre-NDA Meeting Minutes and Written Responses, the Development Plan is reasonably likely to generate the data that the FDA has indicated to Cyprium that it is likely to require in connection with the submission of the Product NDA.  Without limiting the foregoing, Sentynl acknowledges and agrees that the Development of pharmaceutical products is inherently unpredictable, and the Product, as of the Effective Date, remains under Development.  The FDA may request additional Development work, including issuing a complete response letter with respect to the Product NDA and/or withholding approval following the pre-approval inspection of the Product manufacturing facility, and such facts, standing alone, shall not be deemed a breach of this or any other representation or warranty.  The FDA may also agree that certain studies can be performed following FDA Approval as post-

marketing studies, and such changes in timing shall be deemed automatically incorporated into the Development Plan.  Sentynl acknowledges that Cyprium has the right to modify the Development Plan, subject to approval of the JSC with respect to any material modifications as set forth in Section 5.1.4(b), and such modifications shall be deemed disclosures set forth in Schedule 3.4.

3.5Litigation and Other Proceedings; Orders.  No Proceeding is or has ever been pending or, to Cyprium’s Knowledge, threatened that (a) affects or relates to the Purchased Assets, or (b) seeks to enjoin, restrain, or prohibit the consummation of the transactions contemplated hereby.  Cyprium is not operating under or subject to any injunction, writ, temporary restraining order, decree, or any order by any Governmental Authority that relates to the Purchased Assets.

3.6Governmental Consents and Approvals.  The execution, delivery, and performance by Cyprium of this Agreement and the consummation by Cyprium of the transactions contemplated hereby do not and will not require any material filing or registration with, notification to, or authorization, permit, license, declaration, order, consent, or approval of, or other action by or in respect of, any Governmental Authority in the United States, other than the filing of the Product NDA and the FDA Approval.

3.7Intellectual Property.

3.7.1To Cyprium’s Knowledge, Cyprium solely and exclusively owns, or has the sole and exclusive valid and legally enforceable right to use, all Intellectual Property currently used by Cyprium and its Affiliates and as contemplated to be used to perform the Development activities set forth in the Development Plan, including to submit the Product NDA to the FDA, and to further Develop and Commercialize the Product for the Primary Indication (collectively, the “Cyprium IP”).  Additionally, Cyprium has the right to include in the Product NDA all data, information, and methods set forth, included or referred to therein, whether or not patentable, confidential, or otherwise subject to Laws related to Intellectual Property.

3.7.2To Cyprium’s Knowledge, no Person (including any current or former employee or consultant of Cyprium) has infringed, misappropriated, or violated, or is currently infringing, misappropriating, or violating, the Cyprium IP.

3.7.3To Cyprium’s Knowledge, performance of the Development activities contemplated by the Development Plan and Commercialization of the Product do not, and shall not, infringe or misappropriate the Intellectual Property of a Third Party.  Cyprium has not received any written claim or notice from a Third-Party alleging that the Development, manufacturing, and/or Commercialization of the Product in the United States constitutes an infringement or misappropriation of the Intellectual Property of a Third Party.  Cyprium has not obtained from patent counsel any freedom-to-operate opinion with respect to the Product for the Primary Indication.  For the avoidance of doubt, Sentynl acknowledges and agrees that the sole representations and warranties provided by Cyprium with respect to the infringement and/or misappropriation of the Intellectual Property of a Third Party is set forth in this Section 3.7.3.

3.7.4The Cyprium IP is free and clear of any Encumbrances.

3.8Regulatory.

3.8.1Cyprium has provided, and shall provide, Sentynl with a true and complete copy of the Product NDA and material supporting documentation.

3.8.2Cyprium has provided, and shall provide, Sentynl with true and complete copies of all material correspondence with the FDA regarding the Product and the Product NDA.

3.8.3Cyprium is, has been, and shall be, in compliance, in all material respects, with (a) all applicable Laws, and (b) all Healthcare Regulatory Authorizations, in each case (a) and (b), to the extent related to (i) the Development of the Product and the Product NDA and (ii) the ownership, use, Development and clinical manufacturing of the Product.

3.8.4Cyprium (a) has not made, and shall not make, an untrue statement of a fact or a fraudulent statement to the FDA or any other Healthcare Regulatory Authority, (b) has not failed, and shall not fail, to disclose a fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority, (c) has not committed, and shall not commit, any other act, made any statement, or failed to make any statement, that (in any such case) establishes a basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, and (d) has not been the subject of any investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, in all cases (a)-(d), in connection with the Development and Commercialization of the Product and the Product NDA.  Neither Cyprium nor any of Cyprium’s officers or employees, nor, to Cyprium’s Knowledge, its agents or clinical investigators, has been suspended or debarred or convicted of any crime or engaged in any conduct that could result in (i) debarment under 21 U.S.C. Section 335a or any other Law, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any other Law. Cyprium has not received any written notice from a Governmental Authority alleging that Cyprium has materially violated, or inquiring into allegations related to the material violation of, any Laws applicable to the Purchased Assets.

3.8.5Cyprium has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by the United States, other than the FDA Approval, for the conduct of its Development activities conducted with respect to the Product as contemplated by the Development Plan, except where the failure to hold such approvals, clearances, authorizations, licenses or registrations has not had a Material Adverse Effect and would not reasonably be expected to have a Material Adverse Effect.

3.9Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder’s, opinion, or other fee or commission in connection with the transactions contemplated by this Agreement.

3.10Insurance.  Schedule 3.10 sets forth (a) a true and correct list of all material policies of liability and product liability insurance maintained by or on behalf of Cyprium that are primarily for the benefit of Cyprium (collectively, the “Insurance Policies”) and (b) a true and correct list of all pending claims and the claims history of Cyprium related to the Purchased Assets and Development of the Product. Cyprium has maintained continuous coverage of all such Insurance Policies (or substantially similar equivalents) and all such Insurance Policies are in full force and effect.  Cyprium has not received any written notice of cancellation or termination of, or material alteration of coverage under, any of the Insurance Policies.  There are no material claims pending under any Insurance Policies relating to the Product as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.  All premiums due on the Insurance Policies have been paid.  Cyprium is not in default under, nor has otherwise failed to comply with, any provision contained in any such Insurance Policy.

3.11Liabilities.  Schedule 3.11 sets forth a true and complete list of all material Liabilities existing as of the Effective Date with respect to the Purchased Assets.

3.12Books and Records.  To Cyprium’s Knowledge, Cyprium has disclosed to Sentynl copies of the Books and Records, and such copies are, to Cyprium’s Knowledge, true and complete in all material aspects.

3.13Disclaimer of Certain Representations and Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, CYPRIUM EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, WHETHER STATUTORY, EXPRESS, OR IMPLIED, INCLUDING AS TO THE CONDITION, FUTURE PROSPECTS, FORWARD LOOKING STATEMENTS, VALUE, OR QUALITY OF THE PURCHASED ASSETS AND/OR THE PRODUCT, AND INCLUDING, WITHOUT LIMITATION, THE PROVISIONS OF THE DEVELOPMENT PLAN; AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3, CYPRIUM SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, SUITABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, AND ANY REPRESENTATION OR WARRANTY ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICES.

4.	SENTYNL’S REPRESENTATIONS, WARRANTIES, AND COVENANTS

Sentynl hereby represents, warrants, and covenants to Cyprium as follows:

4.1Organization of Sentynl; Due Authorization.

4.1.1Sentynl (a) is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, (b) is duly licensed and qualified to conduct its business, in all material respects, in each jurisdiction where the nature of the properties owned, leased, or operated by it and the business transacted by it requires such licensing or qualification, and (c) holds all necessary corporate power and authority to own, license, and operate its assets and properties, to conduct its business, to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby, the execution and delivery of this Agreement by Sentynl, the performance by Sentynl of its obligations hereunder, and the consummation by Sentynl of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of Sentynl, and no other proceedings on the part of Sentynl are necessary to authorize the execution and delivery of this Agreement or the consummation by Sentynl of the transactions contemplated hereby.

4.1.2This Agreement has been duly executed and delivered by Sentynl and (assuming due authorization, execution, and delivery by Cyprium) constitutes a legal, valid, and binding obligation of Sentynl, enforceable against Sentynl in accordance with their respective terms, except: (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.1.3Sentynl has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement to be executed by Sentynl in connection with the consummation of the transactions contemplated hereby.

4.2No Conflicts, Consents, or Approvals.  Neither the execution or delivery by Sentynl of this Agreement, nor the performance by Sentynl of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will (a) result in any breach of any provision of Sentynl’s certificate of incorporation and by-laws, each as amended from time to time, (b) result in any breach of, require (with or without notice or lapse of time or both) any payment, consent, or notice, or constitute a default (or give rise to any right of purchase, termination, amendment, acceleration, or cancellation) under, any material agreement or other instrument to which Sentynl is a party or by which Sentynl or any of its assets are subject or bound, or (c) violate any applicable Law.

4.3Governmental Consents and Approvals.  The execution, delivery, and performance by Sentynl of this Agreement and the consummation by Sentynl of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, order, consent, or approval of, or other action by or in respect of, any Governmental Authority.

4.4Financing of the Transactions.  As of the Effective Date, Sentynl (or its Affiliates that are obligated to provide funds and other support to Sentynl to enable Sentynl to meet its obligations under this Agreement) has sufficient immediately available funds to pay, in cash, a sum equal to (a) the Upfront Payment, plus (b) the NDA Acceptance Payment.  As of the Closing, Sentynl (or its Affiliates that are obligated to provide funds and other support to Sentynl to enable Sentynl to meet its obligations under this Agreement) will have sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable by Sentynl pursuant to this Agreement or otherwise necessary to be paid by Sentynl to consummate the transactions contemplated hereby.  To the knowledge of Sentynl and its Affiliates, Sentynl’s and such Affiliates’ ability to pay their debts as they become due is not and will not be adversely affected by any government investigations or enforcement actions, or any private lawsuits, relating to or arising from any opioid products commercialized by or on behalf of Sentynl and/or its Affiliates.

4.5Litigation and Other Proceedings; Orders.  No Proceeding is or has ever been pending or, to Sentynl’s knowledge, threatened, that seeks to enjoin, restrain, or prohibit the consummation of the transactions contemplated hereby.

4.6Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder’s, opinion, or other fee or commission in connection with the transactions contemplated by this Agreement.

4.7Sentynl’s Investigation and Non-Reliance.  Sentynl and its Representatives have been provided with access to the Representatives, properties, offices, facilities, and books and records of Cyprium and other information (including the information necessary to determine whether to enter into this Agreement) that they have requested in connection with their investigation of the Product, the Purchased Assets, and the transactions contemplated by this Agreement.  Sentynl is not relying, has not relied, and disclaims all reliance upon any statement, representation, or warranty (whether oral, written, express, or implied) made by Cyprium or any of its Affiliates or Representatives of any kind whatsoever, except as expressly set forth in Article 3 and the Disclosure Schedules specifically identified in Article 3.  Except in the case of fraud, willful misconduct or intentional misrepresentation, neither Cyprium nor any of its Affiliates or Representatives shall have any liability to Sentynl or any of its Affiliates or Representatives resulting from the use of any information, documents, or materials made available to Sentynl (or its Representatives), whether orally or in writing, in any confidential information memoranda, “data rooms,” “virtual data rooms,” management presentations, due diligence (whether or not received from Cyprium or any of its Affiliates or Representatives) in any form (including via discussion or presentation) in expectation of the transactions contemplated by this Agreement.  Cyprium (and its Affiliates and Representatives) is not making, directly or indirectly, any representation or warranty with respect to any estimates, projections, or forecasts involving the Product or the Purchased Assets, including the likelihood of approval of the Product NDA and/or the timing of any decision by the FDA.  Sentynl acknowledges and agrees that there are inherent uncertainties in attempting to make such estimates, projections, and forecasts and that Sentynl takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections, or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections, or forecasts).  Sentynl acknowledges and agrees that Sentynl is acquiring the Purchased Assets without any representation or warranty as to the merchantability or fitness for any particular purpose of the Product or the Purchased Assets or the effectiveness or the success of the Product or the Purchased Assets, and on an “as is” and “where is” basis, except as expressly set forth in Article 3 and the Disclosure Schedules specifically identified in Article 3.  The provisions of this Section 4.7, together with the limited exclusive remedies provided in Article 9, were specifically bargained-for between Sentynl and Cyprium in arriving at the consideration to be paid under this Agreement.  Sentynl hereby represents and warrants that, as of the Effective Date, it does not have any actual knowledge of, and is unaware of any existing facts or circumstances that, with the passage of time, would reasonably be expected to cause, any breach by Cyprium of any of the representations and warranties set forth in Article 3.

5.	PRE-CLOSING COVENANTS

5.1Product Development.

5.1.1Product Development Generally.

(a)Cyprium Responsibilities.  Following the Effective Date and prior to the Closing, Cyprium hereby agrees to (i) use Commercially Reasonable Efforts to Develop the Product, at its sole cost and expense and (ii) fund the Development in accordance with the Development Plan, and including using the Upfront Payment.

(b)Sentynl Acknowledgement.  Sentynl acknowledges and agrees that Cyprium shall be deemed to have satisfied its obligations set forth in Section 5.1.1(a) so long as it complies, in all material respects, with the Development Plan (including any additional Development work required by the FDA).

(c)Development Termination.  Notwithstanding any provisions to the contrary, including Sections 5.1.1(a) and (b), Sentynl acknowledges and agrees that Cyprium shall have the right, at any time and for any reason (including, for the avoidance of doubt, in the event that the FDA requires additional Development work), without incurring Liability under this Agreement, to terminate Development and provide Sentynl with notice of such termination in accordance with Section 2.6.7, subject, however, to the provisions of Section 7.5.3 (in the event of a termination of this Agreement) and Article 9 (in the event of Closing).

5.1.2Development of Newborn Screening Assay.  From and after the Effective Date, Sentynl shall, as Cyprium’s agent and for Cyprium’s benefit, at Sentynl’s sole cost, use Commercially Reasonable Efforts to develop a newborn screening assay with respect to the Primary Indication in accordance with industry standards relating to the development of such assays and their acceptance by applicable Governmental Authorities and the medical community.  Upon Sentynl’s request, Cyprium shall reasonably cooperate and provide reasonable assistance in support of Sentynl’s development efforts described in this Section 5.1.2.  For the avoidance of doubt, as between the Parties, prior to the Closing, Cyprium shall be the sole and exclusive owner of any work product arising out of or related to the development of a newborn screening assay and all Intellectual Property, information, records, and any documentation arising out of or related to Sentynl’s development efforts under this Section 5.1.2 (collectively, the “Newborn Screening Assay”); and, from and after Closing, as between the Parties, Sentynl shall be the sole and exclusive owner of the Newborn Screening Assay in accordance with Section 2.1.8.  In the event this Agreement is terminated prior to the Closing by either Party for any reason, Cyprium shall reimburse Sentynl for any expenses that Sentynl or its Affiliates actually and reasonably incurs and reasonably documents in connection with Sentynl’s development efforts described in this Section 5.1.2.

5.1.3Regulatory.  Following the Effective Date and prior to the Closing:

(a)Submission of the Product NDA.  Cyprium shall use Commercially Reasonable Efforts to submit and file, on a rolling basis and in Cyprium’s name, the Product NDA with the FDA.  Upon Cyprium’s request, Sentynl shall provide reasonable cooperation and support in connection with the foregoing activities.  Sentynl acknowledges and agrees that Cyprium shall be deemed to have satisfied its obligations set forth in this Section 5.1.3(a) so long as it complies, in all material respects, with the Development Plan (including any additional Development work required by the FDA).

(b)Regulatory Communications.  Cyprium shall be solely responsible for all communications with the FDA and any other Healthcare Regulatory Authority and/or Governmental Authority in connection with the Product NDA; provided, however, that Cyprium shall furnish Sentynl with a copy of any proposed material communication with the FDA at least five (5) Business Days prior to submission to the extent permitted by Law.  Sentynl shall be entitled to review and provide comments to such proposed material communication and Cyprium shall in good faith give due consideration to any such comments from Sentynl; provided, however, that, notwithstanding the foregoing, Cyprium shall have final decision-making authority with respect to any such communication, and Cyprium’s obligation to consult with Sentynl shall be subject to Cyprium’s good faith determination that the time required to so consult would not materially impair the availability of rights or remedies, or increase exposure, in connection with such communication.  Cyprium shall keep the JSC reasonably informed regarding any non-routine communications with the FDA and/or any other Healthcare Regulatory Authority or Governmental Authority in connection with the Product NDA, including any additional Development work required by the FDA which such work shall be deemed to be incorporated into the Development Plan upon delivery of the foregoing notice.

5.1.4Joint Steering Committee.

(a)Cyprium and Sentynl will establish a joint steering committee (the “JSC”), comprised of two (2) representatives from each of Cyprium and Sentynl, which shall oversee the performance of the Development Plan and the development of the newborn screening assay for the Primary Indication. Cyprium’s initial representatives on the JSC shall be Lung S. Yam, M.D., Ph.D. and Robert Niecestro, Ph.D.; and Sentynl’s initial representatives on the JSC shall be Eileen Banaga, MS, RAC and Darren Pincus.  Each of Cyprium and Sentynl may change one (1) or more representatives serving on the JSC at any time upon prior written notice to the other Party.

(b)Cyprium shall provide the JSC with quarterly written reports on the progress of the Development of the Product, and Sentynl shall provide the JSC with quarterly written reports on the progress of the development of the newborn screening assay for the Primary Indication.  All material modifications to the Development Plan, other than those required by the FDA, must be approved by the JSC; provided, however, that such JSC approval shall not be unreasonably conditioned, delayed, or withheld.  In the event that Cyprium desires to materially modify the Development Plan (other than as required by the FDA), Cyprium shall promptly provide the JSC with written notice of such proposed modification, specifying the rationale for such proposed modification (the “Modification Request”).  The JSC shall respond to any Modification Request within five (5) Business Days of the delivery of the Modification Request.  The failure by the JSC to respond to a Modification Request in a timely manner shall be deemed approval of such Modification Request.  Prior to a Development Termination and any other termination of this Agreement, any approved Modification Request shall be at the sole cost and expense of Cyprium.

(c)Decisions of the JSC shall be made by unanimous consensus, with one vote for Cyprium and one vote for Sentynl.  The members of the JSC shall at all times use good faith to reach unanimous consensus on matters referred to the JSC under this Agreement.  In the event that the JSC is unable to reach consensus with respect to a particular matter, then either Party may, by written notice to the other, refer the matter to the respective business head of each Party or their respective designee of such business head for resolution of such matter in good faith within fifteen (15) Business Days.  In the event that the business head or their designees as may be applicable are unable to reach agreement with respect to such matter within such fifteen (15) Business Days, then Cyprium shall have the right to make the final decision.  Notwithstanding the foregoing, in the event that Cyprium determines in its reasonable judgment that failing to act in accordance with any Modification Request pending the resolution of any disagreement in accordance with the provisions of this Section 5.1.4(c) is reasonably likely to adversely and materially jeopardize the success of the Development Plan or any material portion of the Development Plan, Cyprium shall be permitted to act immediately in accordance with such Modification Request, and such actions shall not be deemed a breach of this Section 5.1.4 or Section 5.1.1(a)(i).

(d)The JSC will meet at least quarterly in person or by audio or video teleconference.  Each of Cyprium and Sentynl will be responsible for all of the expenses of its representatives participating in the JSC meetings.  A representative from each of Cyprium and Sentynl will be necessary for a quorum at any such meeting.

5.1.5Termination.  The Parties acknowledge and agree that the obligations set forth in this Section 5.1 shall terminate or expire automatically upon the earliest of (a) the Closing or (b) the termination of this Agreement in accordance with Section 7.5.1.

5.2Conduct of Cyprium Prior to the Closing.

5.2.1General.  Except for matters required by applicable Law or expressly permitted by this Agreement or as otherwise consented to in writing by Sentynl, from the Effective Date to the Closing (or until the earlier termination of this Agreement), Cyprium shall Develop the Product for the Primary Indication in a manner reasonably designed to satisfy Cyprium’s obligations under this Agreement and shall use Commercially Reasonable Efforts to preserve its existing business relationships with and the goodwill of suppliers, licensors, regulators and others having material business dealings with respect to the Purchased Assets, except as set forth in or to the extent reasonably required to perform the Development Plan.

5.2.2Negative Covenants.  Following the Effective Date and prior to the Closing, except as expressly set forth in the Development Plan, Cyprium shall not:

(a)transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, grant any lien on, encumber, or otherwise subject to any Encumbrance, the Purchased Assets;

(b)abandon, allow to lapse, sell, assign, transfer, grant any security interest in, otherwise encumber or dispose of any Cyprium IP, or grant any right or license to any Cyprium IP;

(c)disclose to another Person, or facilitate the use or transfer by or to another Person, of the Product NDA, “regulatory documents,” “essential documents,” or any amendments thereto, any data or information contained in the files submitted to the FDA, or any other information or data, in each case, related to the Product or improvements thereon, except in the ordinary course of business or to the extent reasonably required to perform the Development Plan;

(d)adopt a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(e)initiate or threaten, or allow to commence or proceed, any bankruptcy, receivership, insolvency, reorganization or similar Proceeding;

(f)amend, terminate, renew, extend or increase the rate of payment under any Material Contract, in any material respect, without Sentynl’s prior written consent (not to be unreasonably withheld, conditioned or delayed), except to the extent reasonably required to perform the Development Plan;

(g)enter into any settlements of any Proceeding related to the Purchased Assets;

(h)waive, release or assign any material rights, benefits or claims of Cyprium relating to any of the Purchased Assets, in any material respect, without Sentynl’s prior written consent (not to be unreasonably withheld, conditioned or delayed);

(i)increase or otherwise change the terms or conditions of any of the Assumed Liabilities, in any material respect, without Sentynl’s prior written consent (not to be unreasonably withheld, conditioned or delayed); or

(j)agree or commit to do any of the foregoing.

5.2.3Affirmative Covenants.  Following the Effective Date and prior to the Closing, Cyprium shall:

(a)preserve, maintain and renew, as applicable, all Healthcare Regulatory Authorizations held by Cyprium as of the Effective Date and required for the Development of the Product or the ownership and use of the Purchased Assets;

(b)pay or otherwise satisfy any indebtedness, Taxes and other Liabilities and obligations related to the Purchased Assets when due;

(c)use Commercially Reasonable Efforts to defend and protect the assets included in the Purchased Assets from infringement or misappropriation;

(d)perform its obligations under all Material Contracts, except as set forth in or to the extent reasonably required to perform the Development Plan;

(e)maintain in full force and effect, without material modification, all Insurance Policies or comparable insurance policies, except as required by applicable Law; and

(f)comply in all material respects with all Laws and any applicable Healthcare Regulatory Authority in connection with the Development of the Product or the ownership and use of the Purchased Assets.

5.3Compliance with Laws.  Each of Cyprium and Sentynl shall comply with all applicable Laws in connection with its performance of the activities set forth herein and the consummation of the transactions contemplated by this Agreement.

5.4Financial Solvency.  Following the Effective Date and prior to the Closing, each Party shall promptly notify the other Party, in writing, in the event it is unable to pay its debts as they become due, defaults on a material financial obligation, or commences discussions with respect to a bankruptcy, receivership, or reorganization due to insolvency.  Each Party shall use Commercially Reasonable Efforts to notify the other Party at least one hundred twenty (120) calendar days prior to the commencement of any bankruptcy, receivership, insolvency, reorganization or similar Proceeding with respect to such Party.

5.5Notifications.  Following the Effective Date and prior to the Closing, each Party will promptly notify the other Party in writing of any fact, change, condition, circumstance, or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 7 becoming incapable of being satisfied. For the avoidance of doubt, following the Effective Date and until the Closing, each Party will promptly notify the other Party, in writing, of:

5.5.1the occurrence, or failure to occur, of any event, which occurrence or failure would be reasonably likely to cause any representation and warranty of a Party contained in this Agreement to be untrue or inaccurate at any time between the date hereof and the Closing;

5.5.2any written notice or other written communication from any Third Party alleging that the permission, consent or approval of such Third Party is or may be required in connection with the Acquisition;

5.5.3any written notice or other communication from any Governmental Authority in connection with the Acquisition;

5.5.4any actions, suits, claims, investigations or proceedings commenced or threatened against either Party that relate to the consummation of the Acquisition or the Purchased Assets; and

5.5.5any failure or inability of a Party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Between the date hereof and the Closing, Cyprium will notify Sentynl of any material change in a relationship with a material supplier, distributor or manufacturer related to the Purchased Assets. The giving of any notice under this Section 5.5 shall in no way change or modify the representations and warranties of the Parties, or the conditions to the obligations of the Parties, contained herein, or otherwise affect the remedies available to the Parties hereunder.

5.6Tax Matters.  If the Closing occurs, the Parties agree that the consummation of the Acquisition is intended by each of the Parties to be characterized for U.S. federal and all applicable U.S. state income tax purposes as Cyprium’s sale, transfer and assignment to Sentynl, and Sentynl’s acquisition and purchase of, all of Cyprium’s right, title, and interest in and to the Purchased Assets (i.e., as a “purchase and sale” of property, and not as a “license” by Cyprium (each such term as defined for U.S. federal income tax purposes) with respect to such Purchased Assets).  Consistent with the foregoing, it is further agreed that the Parties further intend that the payments of the Upfront Payment, the NDA Acceptance Payment, the Purchase Price, and the Royalty Payments from Sentynl to Cyprium pursuant to this Agreement, to the extent allocable to the Acquisition, are to be characterized for U.S. federal and all applicable U.S. state income tax purposes as part of the purchase price paid or payable by Sentynl to Cyprium in respect of such purchase and sale of property.  The Parties covenant and agree to prepare and file their respective Tax returns in a manner consistent in all respects with the foregoing intended income Tax characterization of the transactions contemplated hereby, except as otherwise required by applicable Law following any challenge thereto by an applicable Governmental Authority.

5.7Qualification of Additional Manufacturing Site.  Following the Effective Date, Cyprium hereby consents to and grants Sentynl the right to begin qualifying an additional manufacturing site for the Product, which shall occur in parallel with the ongoing Development of the Product by Cyprium.  All such qualification activities (and any activities related thereto) shall be at Sentynl’s sole discretion and expense.  Cyprium shall cooperate with Sentynl, upon Sentynl’s reasonable request and at Sentynl’s sole expense, in connection with the activities set forth in this Section 5.7, including executing and delivering, or causing to be executed and delivered, such documents and instruments, and taking, or causing to be taken, such actions, as the Parties may reasonably agree are necessary or desirable to qualify the additional manufacturing site.  Notwithstanding any other provision to the contrary, Sentynl shall not, without Cyprium’s prior written consent, notify or engage in any way, whether in writing or verbally, and whether formally or informally, the FDA or any other Governmental Authority, with respect to its efforts to qualify such additional manufacturing site.  Sentynl acknowledges and agrees that Cyprium shall have the right to withhold its consent in connection with the foregoing, so long as Cyprium determines, in its sole and absolute discretion, that any such notification and/or engagement could lead to (a) a delay in (i) the submission of the Product NDA or (ii) the FDA granting the FDA Approval, or (b) action by the FDA that could adversely affect (i) the timing or approval of the Development Plan, (ii) submission of the Product NDA, (iii) the FDA Approval, and/or (iv) the approval or receipt of the PRV.

6.	POST-CLOSING COVENANTS

6.1Product Development and Commercialization.

6.1.1Commercialization in the United States.  From and after the Closing, Sentynl shall use Commercially Reasonable Efforts to Develop (solely following an Approval Deadline Transfer or a Development Termination, until the FDA Approval is granted) and to Commercialize the Product in the United States.  Without limiting the generality of the foregoing, for purposes of this Section 6.1.1, Commercially Reasonable Efforts includes launching the Product in the United States within six (6) months of FDA Approval.

6.1.2Commercialization outside the United States.  Sentynl shall, within forty-eight (48) months of FDA Approval, provide Cyprium with written notice (the “OUS Notice”) of the jurisdictions in the Territory where Sentynl intends, in good faith, to Develop and Commercialize the Product (the “OUS Sentynl Jurisdictions”).  Following delivery of the OUS Notice, Sentynl shall use Commercially Reasonable Efforts to Develop and Commercialize the Product in such OUS Jurisdictions.  Additionally, Sentynl shall promptly assign, transfer, and convey all rights to Develop and Commercialize the Product, including a right of reference with respect to the approved Product NDA, in any jurisdiction in the Territory that (a) is not identified in accordance with this Section 6.1.2 as an OUS Sentynl Jurisdiction, and/or (b) is initially identified as an OUS Sentynl Jurisdiction, but Sentynl fails to use Commercially Reasonable Efforts to Develop and/or Commercialize the Product in such jurisdiction (collectively, the “OUS Cyprium Jurisdictions”); provided, however, that such assignment, transfer and conveyance by Sentynl is contingent upon Cyprium using Commercially Reasonable Efforts to launch the Product for the Primary Indication in the OUS Cyprium Jurisdictions within thirty-six (36) months of Sentynl assigning, transferring, and conveying to Cyprium the right to Develop and Commercialize the Product in such OUS Cyprium Jurisdiction.  Cyprium shall promptly assign, transfer, and convey all rights to Develop and Commercialize the Product back to Sentynl in those OUS Cyprium Jurisdictions where Cyprium has not used Commercially Reasonable Efforts to launch the Product for the Primary Indication within such thirty-six (36) month period.  For the avoidance of doubt, Cyprium shall not, under any circumstance, owe Sentynl any payment in connection with its acceptance of any rights in accordance with this Section 6.1.2 and/or its Development and/or Commercialization of any Product in any OUS Cyprium Jurisdiction.

6.1.3Parallel Imports.  To the fullest extent allowable under applicable Law, Cyprium hereby covenants that it shall not knowingly, directly or indirectly, (a) Commercialize the Product to, or solicit orders from, any existing or prospective customer inside or outside the OUS Cyprium Jurisdictions for subsequent sale outside the OUS Cyprium Jurisdictions; (b) deliver or tender (or cause to be delivered or tendered) the Product outside the OUS Cyprium Jurisdictions for use outside the OUS Cyprium Jurisdictions; or (c) Commercialize the Product to, or solicit Product sales from, a customer in the OUS Jurisdictions if Cyprium knows or has a reasonable basis to conclude that such customer intends to resell the Product outside the OUS Cyprium Jurisdictions.  To the fullest extent allowable under applicable Law, Cyprium shall require in its contracts with its licensees and contractors that such licensees and contractors shall comply with the provisions of this Section 6.1.3, and, in the event Cyprium becomes aware, or has a reasonable basis to conclude, that any of its licensees and/or contractors is in breach of this Section 6.1.3, Cyprium shall take all reasonable actions to prevent the continuance thereof, and to remedy such breach, including enforcing its rights under, or terminating, the applicable agreement with such licensee or contractor.

6.1.4Maintenance of the Product NDA.  Following Closing, Sentynl shall maintain the Product NDA.  In the event that Sentynl desires to abandon the Product NDA, it shall provide Cyprium prior written notice; and Sentynl shall, upon Cyprium’s request, assign, transfer, and convey to Cyprium, at no cost, the Product NDA.

6.2Non-Competition.

6.2.1To the greatest extent permissible under applicable Law, each Party covenants and agrees that, following the Closing and until seven (7) years following the first commercial sale of the Product in the United States (the “Restrictive Period”), neither it nor its Affiliates shall, directly or indirectly, in any capacity, (a) engage in, (b) have any direct or indirect ownership interest in any Person that engages in, (c) permit their names to be used in connection with, or (d) enter into any joint venture, distribution, profit sharing, or other agreement or arrangement with respect to, in any case (a) through (d), the development, manufacturing and/or Commercialization of any product (other than AAV-ATP7A with respect to Cyprium and its Affiliates and their respective successors and assigns), anywhere in the Territory, that (y) is approved by the FDA or any applicable Governmental Authority for the Primary Indication, and/or (z) is, or can be, used to treat the same indication(s) as the Product; provided, however, that Cyprium acknowledges and agrees that Sentynl and its Affiliates shall not be limited in any way from manufacturing, developing and/or commercializing Derivative Products, dietary supplements, vitamins, and/or other nutraceuticals or bioceuticals for the Primary Indication.  Notwithstanding anything to the contrary in this Section 6.2.1, Cyprium acknowledges and agrees that Sentynl and its Affiliates (i) may enter into pharmaceutical development, manufacturing, clinical development and other activities related to the development of any other non-copper based pharmaceuticals (or other non-copper based product) for the Primary Indication or acquire (including by merger or consolidation) a Person or substantially all of the assets of a Person developing non-copper based pharmaceuticals (or other non-copper based product) for the Primary Indication and (ii) for the avoidance of doubt, may form a joint venture for marketing, distribution, profit sharing, or other agreement or arrangement for the Product in the Territory.

6.2.2Following the Closing and through the Restrictive Period, Sentynl shall not, at any time, enter into an agreement pursuant to which Sentynl agrees to supply the Product to a Third Party for use in connection with the Development of any gene therapy product for the Primary Indication.

6.3Further Action.  From time to time, as and when reasonably requested by the other Party, each Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, in any such case, at the requesting Party’s sole cost and expense, including (a) Cyprium shall take any action reasonably necessary or desirable to transfer to, and vest in, Sentynl, its successors and assigns all of Cyprium’s right, title and interest in, to and under the Purchased Assets and (b) Sentynl shall take any action necessary or desirable to (i) confirm that it does not have, and has never had, any right, title, or interest in or to the PRV, and (ii) provide Cyprium with reasonable access to any of the Purchased Assets, including by means of a royalty-free license, to the extent useful solely in connection with the Gene Therapy Program.

6.4Insurance.  From and after the Closing, Cyprium or its Affiliate, as applicable, shall maintain the coverage under the Insurance Policies or maintain comparable insurance policies, including the purchase of a 4-year prepaid tail policy for the Insurance Policies or substantially similar coverage which shall name Sentynl and its Affiliates as an additional insured.

6.5Expanded Access Program.  Without limiting the generality of Sections 2.1 and 2.2, in the event that the Closing takes place prior to the granting of the FDA Approval, Sentynl shall, from and after the Closing and until the granting of the FDA Approval, continue to maintain and operate the Expanded Access Program, substantially in the same manner as operated by Cyprium immediately prior to the Closing and in compliance with all applicable Laws.  During the sixty (60) days following a Closing that takes place prior to the granting of the FDA Approval, Cyprium shall, upon Sentynl’s request and at Sentynl’s cost, reasonably cooperate and provide reasonable assistance in connection with the maintenance and operation of the Expanded Access Program.

6.6Gene Therapy Program.  Sentynl shall consider in good faith, but not be bound to agree to, any reasonable request by Cyprium to support Cyprium’s Gene Therapy Program, including by providing clinical and commercial supplies of the Product upon commercially reasonable terms.

6.7Development of Newborn Screening Assay.  From and after the Closing, Sentynl shall use Commercially Reasonable Efforts to develop a newborn screening assay with respect to the Primary Indication in accordance with industry standards relating to the development of such assays and their acceptance by applicable Governmental Authorities and the medical community.

7.CONDITIONS PRECEDENT, WAIVER, AND TERMINATION

7.1Conditions Precedent to Performance of the Parties.  The obligations of the Parties to consummate the Acquisition are subject to fulfillment, at or prior to the Closing, of each of the following conditions:

7.1.1No Governmental Authority shall have enacted, issued, enforced, or entered into any statute, rule, regulation, injunction, or other order that is in effect and has the effect of making the Acquisition illegal or otherwise restraining or prohibiting its consummation.

7.2Conditions Precedent to Performance of Cyprium.  Cyprium’s obligation to consummate the Acquisition is subject to the fulfillment or written waiver, at or prior to the Closing, of the following conditions:

7.2.1Either: (a) the FDA shall have issued to Cyprium the FDA Approval; (b) Sentynl shall have exercised the Approval Deadline Option; or (c) Sentynl shall have delivered notice of its desire to effect Closing following a Development Termination.

7.2.2Sentynl shall have complied, in all material respects, with its obligations and covenants set forth in this Agreement;

7.2.3Sentynl’s representations and warranties set forth in Article 4 shall be true and correct in all material respects as of the Closing with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and

7.2.4Sentynl shall have paid or delivered (or caused to be paid or delivered) to Cyprium the following items, each in form and substance satisfactory to Cyprium (the “Sentynl Deliverables”):

(a)by wire transfer of immediately available funds, (i) the Purchase Price, solely if the Closing occurs following the FDA Approval, or (ii) Fifty Percent (50%) of the Purchase Price, solely if the Closing occurs following the Approval Deadline Transfer;

(b)an assignment and assumption of the Product NDA, duly executed by Sentynl and in such form that is mutually satisfactory to the Parties;

(c)an assumption of the Material Contracts (including, without limitation, the NIH Agreements (as defined in Schedule 2.1.5)) from Cyprium;

(d)the Assignment and Assumption Agreement, duly executed by Sentynl;

(e)the PRV Assignment Confirmation, duly executed by Sentynl; and

(f)a certificate of the Secretary of Sentynl, dated as of the Closing, certifying that attached thereto are true and complete copies of the resolutions or written consents duly adopted by Sentynl’s board of directors and by the board of directors of the Affiliate Financial Guarantor authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby.

7.3Conditions Precedent to Performance of Sentynl.  Sentynl’s obligation to consummate the Acquisition is subject to the fulfillment or written waiver, at or prior to the Closing, of the following conditions:

7.3.1Either: (a) the FDA shall have issued to Cyprium the FDA Approval; (b) Sentynl shall have exercised the Approval Deadline Option; or (c) Sentynl shall have delivered notice of its desire to effect Closing following a Development Termination.

7.3.2Cyprium shall have complied, in all material respects, with all of its obligations and covenants set forth in this Agreement;

7.3.3Cyprium’s representations and warranties set forth in Article 3, shall be true and correct in all respects as of the Closing with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure to be true or correct has not had a Material Adverse Effect and would not reasonably be expected to have a Material Adverse Effect; and

7.3.4Cyprium shall have delivered (or caused to delivered) to Sentynl the following items, each in form and substance satisfactory to Sentynl (the “Cyprium Deliverables”):

(a)the Product NDA;

(b)the Books and Records;

(c)an assignment and assumption of the Product NDA, including a letter notifying the FDA of the assignment of the Product NDA, duly executed by Cyprium and all in such forms that are mutually satisfactory to the Parties and in accordance with 21 CFR 314.72;

(d)an assignment of, or, as the case may be, a sublicense under the Material Contracts to Sentynl (or other form of transfer of the Material Contracts to Sentynl);

(e)the Assignment and Assumption Agreement, duly executed by Cyprium;

(f)the PRV Assignment Confirmation, duly executed by Cyprium; and

(g)a certificate of the Secretary of Cyprium, dated as of the Closing, certifying that attached thereto are true and complete copies of the resolutions or written consent duly adopted by Cyprium’s board of directors authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby.

7.4Waiver; Determination of Satisfaction of Conditions.  Cyprium may waive all or any of the conditions set forth in Section 7.2 and Sentynl may waive all or any of the conditions set forth in Section 7.3, but neither Cyprium nor Sentynl may waive the conditions set forth in Section 7.1.

7.5Termination of this Agreement.

7.5.1This Agreement may be terminated at any time prior to the Closing:

(a)by either Party, if (i) the other Party shall have failed to comply, in any material respect, with any of its covenants or agreements contained in this Agreement, or (ii) any one or more of the other Party’s representations or warranties contained in this Agreement shall prove to have been inaccurate in any material respect when made, and, in the case of (i) or (ii), such Party shall have given the other Party a reasonable opportunity to cure any such failure or inaccuracy to so comply before the Closing (which, in the case of Cyprium’s failure to cure funding obligations, such opportunity to cure shall be no more than fifteen (15) Business Days from Sentynl’s delivery of notice of such breach);

(b)by Sentynl, if prior to the Closing, (i) Cyprium enters into a definitive agreement for a Change of Control, and (ii) such Person obtaining control of Cyprium has not agreed, in writing, to be bound by the provisions of this Agreement;

(c)by Sentynl, (i) in lieu of exercising the Approval Deadline Option under Section 2.6.6, by delivering to Cyprium written notice of termination no later than the Approval Deadline Option Date, or (ii) in the event of a Development Termination, in accordance with Section 2.6.7, without Sentynl incurring any Liability to Cyprium in respect thereof;

(d)by Cyprium, if Sentynl delivers to Cyprium a notice in accordance with Section 5.4;

(e)by either Party, in the event that any Governmental Authority has enacted, issued, enforced, or entered into any statute, rule, regulation, injunction, or other order, restraining, enjoining, or otherwise prohibiting the Acquisition that has become final and non-appealable; or

(f)by the mutual written consent of Cyprium and Sentynl.

7.5.2Effect of Termination on Qualification Activities.  Upon termination of this Agreement in accordance with Section 7.5.1, Sentynl shall immediately cease the qualification activities contemplated by Section 5.7, and shall promptly provide Cyprium with written confirmation of the foregoing.

7.5.3Indemnification upon Termination.

(a)Mutual Indemnification.  Subject to the limitations set forth in this Section 7.5.3, solely in the event that either Party terminates this Agreement, each Party shall indemnify and hold harmless the other Party and its officers, directors, employees, agents, Affiliates, successors, and assigns from and against all Damages incurred by such other Party and/or its officers, directors, employees, agents, Affiliates, successors, and assigns to the extent based upon, arising out of, with respect to, or by reason of any breach of such indemnifying Party’s representations, warranties, covenants, and/or obligations set forth in this Agreement.

(b)Limitations on Indemnification.

(i)Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of a Party for indemnification under this Section 7.5.3 shall not exceed an amount equal to the Upfront Payment; provided, however, that the maximum aggregate liability of Cyprium with respect to any Development Claim and Ancillary Claims shall not exceed the Development Cap.

(ii)Each Party hereby acknowledges and agrees that, prior to Closing,  other than as set forth in Section 5.1.2 and Section 12.11, its sole and exclusive remedy with respect to any and all claims and Damages relating to or arising from this Agreement or the transactions contemplated hereby shall be governed by, and subject to, the terms and provisions set forth in this Section 7.5.3.

(iii)Neither Cyprium nor Sentynl nor their respective officers, directors, employees, agents, Affiliates, successors, or assigns, shall have any right to recover any amounts pursuant to this Section 7.5.3, unless such party notifies the indemnifying Party in writing of its claim(s) or Damages within one (1) year of the effective date of termination.

(iv)Notwithstanding any other provision to the contrary, Sentynl and its officers, directors, employees, agents, Affiliates, successors, and assigns shall have no right to indemnification under this Section 7.5.3 with respect to any Development Claim and/or Ancillary Claim unless Cyprium has engaged in gross negligence, fraud, willful misconduct, or intentional misrepresentation in connection with such Development Claim and/or Ancillary Claim.  For the avoidance of doubt, Cyprium’s election to terminate or cease the Development of the Product, by itself, is not a valid basis for a Development Claim.

8.	PRV

8.1Acknowledgement.  Sentynl acknowledges and agrees that (a) the PRV is an Excluded Asset, even if, for technical reasons, the PRV is issued in the name of Sentynl or any of its Affiliates, and, in such case, such recipient shall only hold the PRV as a nominee for, and for the benefit of, Cyprium; and (b) Cyprium retains, at all times, the right to receive the PRV, including in the event of an Approval Deadline Transfer or Closing following a Development Termination.  Sentynl acknowledges and agrees that Sentynl, its Affiliates, and their respective successors and assigns shall have no right to receive or hold the PRV, except and only to the extent it is a nominee of, and holding it for the benefit of, Cyprium.

8.2Confirmatory Assignment.  In confirmation of the provisions of Section 8.1, Sentynl hereby assigns, transfers, and conveys, and shall assign, transfer, and convey, to Cyprium all right title, and interest in and to the PRV.  In accordance with Section 7.2.4(d), Sentynl shall execute and deliver to Cyprium (a) an undated Confirmatory Assignment (the “PRV Assignment Confirmation”) in the form attached hereto as Exhibit C, and (b) any documents reasonably necessary and desirable, promptly upon request thereof, to further confirm such assignment of the PRV, including dating and making effective the PRV Assignment Confirmation upon the issuance of such PRV, communicating with the FDA, and satisfying any other requirements of the FDA and applicable Law.

8.3Cooperation.  Upon Cyprium’s request and at Cyprium’s reasonable expense, Sentynl shall cooperate and provide assistance as Cyprium may reasonably deem necessary or desirable, including joining any lawsuit or other proceeding, (a) to confirm that Sentynl does not have, and has never had, any right, title, or interest in or to the PRV, and/or (b) to obtain the PRV, including in the event of an initial FDA denial relative to the Product NDA’s qualification for the PRV.

9.	POST-CLOSING INDEMNIFICATION

9.1Indemnification of Sentynl Indemnified Parties.  Subject to the limitations set forth in this Article 9 and to the extent not Damages otherwise indemnifiable by Sentynl under Section 9.2, from and after Closing, Cyprium shall indemnify and hold harmless Sentynl and its officers, directors, employees, agents, Affiliates, successors, and assigns (each, a “Sentynl

Indemnified Party”) from and against all Damages incurred by the Sentynl Indemnified Parties to the extent based upon, arising out of, with respect to, or by reason of:

9.1.1any breach of any of Cyprium’s representations or warranties set forth in this Agreement;

9.1.2any breach of any of Cyprium’s covenants or obligations set forth in this Agreement (exclusive of Sections 9.1.3 and 9.1.4);

9.1.3the Excluded Assets to the extent arising from any Third Party Claim; or

9.1.4the Excluded Liabilities to the extent arising from any Third Party Claim.

9.2Indemnification of Cyprium Indemnified Parties.   Subject to the limitations set forth in this Article 9 and to the extent not Damages otherwise indemnifiable by Cyprium under Section 9.1, from and after Closing, Sentynl shall indemnify and hold harmless Cyprium and its officers, directors, employees, agents, Affiliates, successors, and assigns (each, a “Cyprium Indemnified Party”) from and against all Damages incurred by the Cyprium Indemnified Parties to the extent based upon, arising out of, with respect to, or by reason of:

9.2.1any breach of any of Sentynl’s representations or warranties set forth in this Agreement;

9.2.2any breach of any of Sentynl’s covenants or obligations set forth in this Agreement; or

9.2.3the Assumed Liabilities.

9.3Indemnification Procedures.

9.3.1The party making a claim under this Article 9 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article 9 is referred to as the “Indemnifying Party.”  If any Indemnified Party receives written notice of the commencement of any action or proceeding or the assertion of any claim by a Third Party or the imposition of any penalty or assessment for which a claim for indemnification may be made under this Article 9 (a “Third Party Claim”) or otherwise discovers the liability, obligation, or facts giving rise to such claim for indemnity, and such Indemnified Party intends to seek indemnity pursuant to this Article 9, such Indemnified Party shall promptly provide the Indemnifying Party with written notice of such Third Party Claim, stating the nature, basis, and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice will not prohibit such Indemnified Party from seeking indemnification hereunder, except if and to the extent that the Indemnifying Party is materially prejudiced thereby.  The Indemnifying Party shall be entitled to participate in the defense of a Third Party Claim and, to the extent that it wishes, to assume the defense of a Third Party Claim, if, within thirty (30) days from receipt of any such notice of a Third Party Claim, the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense; provided, however, that if the

Third Party Claim (a) involves a Governmental Authority, potential criminal liability, or is reasonably likely to have a Material Adverse Effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnifying Party, or (b) seeks specific performance or injunctive or other equitable relief, then the Indemnified Party shall be entitled to assume and control the defense of such Third Party Claim by providing written notice to the Indemnifying Party.  If the Indemnifying Party has assumed the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel in any such action and to participate in (but not control) the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.3.2, pay, compromise, and/or defend such Third Party Claim, and seek indemnification for any and all reasonable Damages based upon, arising from, or relating to such Third Party Claim.  Cyprium and Sentynl shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

9.3.2Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except in the event that such settlement (a) would not lead to liability or the creation of a financial or other obligation on the part of the Indemnified Party, and (b) provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 9.3.1, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

9.3.3Any claim by an Indemnified Party on account of a Damage that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced thereby.  Such notice by the Indemnified Party shall state the nature, basis, and the amount of the Direct Claim, to the extent known, along with copies of the relevant documents evidencing such Direct Claim and the basis for indemnification sought.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request.

9.4Limitations on Indemnification.

9.4.1Notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be obligated to pay for any Damages under Section 9.1 until the amount of all such Damages exceeds, in the aggregate, $50,000 (the “Deductible”), in which event the Indemnifying Party shall only pay or be liable for the Damages in excess of the Deductible.  For purposes of this Section 9.4.1, any inaccuracy in or breach of any representations, warranties, covenants, and/or obligations shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation, warranty, covenant, and/or obligation.

9.4.2Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of Cyprium for indemnification under Section 9.1.1 shall not exceed [***] (the “Cap”); provided, however, the maximum aggregate liability of [***] shall not exceed [***].

9.4.3Notwithstanding any other provision to the contrary, the Sentynl Indemnified Parties shall have no right to indemnification under this Article 9 with respect to any Development Claim and/or Ancillary Claim unless Cyprium has engaged in gross negligence, fraud, willful misconduct, or intentional misrepresentation in connection with such Development Claim and/or Ancillary Claim.  For the avoidance of doubt, Cyprium’s election to terminate or cease the Development of the Product, by itself, is not a valid basis for a Development Claim.

9.4.4The amount of any Damages that any Indemnified Party is entitled to receive pursuant to this Article 9 shall be reduced by any related recoveries which such Indemnified Party actually receives under applicable insurance policies or from any other Person alleged to be responsible for any such Damages.  If an Indemnified Party actually receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment being made by the Indemnifying Party hereunder, then such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to such indemnification payment, up to the amount received by the Indemnified Party, net of any previously unpaid or unreimbursed expenses incurred by such Indemnified Party in collecting such amount and the aggregate increase in insurance premiums that are directly and proximately caused by such Damages.

9.4.5Each Party hereby acknowledges and agrees that, from and after the Closing,  its sole and exclusive remedy with respect to any and all claims and Damages relating to or arising from this Agreement or the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud) shall be governed by, and subject to, the terms and provisions set forth in this Article 9.

9.4.6The Indemnified Parties shall have no right to recover any amounts pursuant to this Article 9, unless on or before the applicable General Survival Date (as defined below), the Indemnified Party notifies the Indemnifying Party in writing pursuant to Section 9.3.1.  Additionally, and for the avoidance of doubt, the Indemnified Parties shall have no right to recover any amounts pursuant to this Article 9 prior to the Closing or in the event that either Party terminates this Agreement in accordance with Section 7.5.1.

9.5Survival of Representations, Warranties, and Covenants.  Subject to the limitations and other provisions of this Agreement, claims for indemnification brought under Article 9 will survive (the “General Survival Date”) until, as follows:  (a) with respect to claims for indemnification under Sections 9.1.1 and 9.2.1, (i) except with respect to the Fundamental Representations, fifteen (15) months following the Closing, and (ii) in the case of the Fundamental Representations, the expiration of the applicable statute of limitations; and (b) with respect to claims for indemnification under Sections 9.1.2 and 9.2.2, the expiration of the applicable statute of limitations.  Claims for indemnification under Sections 9.1.3, 9.1.4, and 9.2.3 shall survive indefinitely.  It is the express intent of the Parties that if an applicable survival period as contemplated by this Section 9.5 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby.  The Parties further acknowledge that the time periods set forth in this Section 9.5 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.  Notwithstanding anything in this Section 9.5 to the contrary, any claim based on fraud, willful misconduct or intentional misrepresentation shall survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitations.

10.AFFILIATE FINANCIAL GUARANTY

10.1Affiliate Financial Guarantor unconditionally and irrevocably guarantees, as a continuing obligation, the due and punctual payment by Sentynl of the Upfront Payment, the NDA Acceptance Payment and the Purchase Price, to the extent such payments are actually earned by Cyprium in accordance with this Agreement.  If Sentynl fails to pay such amount when due, then Affiliate Financial Guarantor shall pay such amount to Cyprium within ten (10) Business Days of receiving written demand from Cyprium.  This guaranty is a guaranty of payment and not of collection, and Affiliate Financial Guarantor shall be liable under this guaranty as if it were a primary obligor and not merely as a surety.  The guaranty hereunder shall be a continuing guaranty and shall remain in full force and effect until the earlier of (i) the payment of the Upfront Payment, the NDA Acceptance Payment and the Purchase Price, (ii) the termination of this Agreement with no disputed obligations with respect to the payment of the Upfront Payment, the NDA Acceptance Payment and the Purchase Price or (iii) the Closing with satisfaction of any of Sentynl’s payment obligations with respect to the Upfront Payment, the NDA Acceptance Payment and the Purchase Price to the extent relevant for such Closing.  This guaranty is in addition to, and independent of, any lien, guarantee, or other security or right or remedy now or at any time hereafter held by or available to Cyprium.  Affiliate Financial Guarantor hereby waives any requirement of promptness, diligence, or notice with respect to the foregoing guaranty and any requirement that Cyprium exhaust any right or take any action against Sentynl in respect of the payment of the Upfront Payment, the NDA Acceptance Payment and/or the Purchase Price.

10.2Sentynl hereby represents, warrants, and covenants to Cyprium that, as of the Effective Date, Sentynl’s direct and indirect parent companies do not intend, and Sentynl is not aware of any intention, to transfer, assign, or convey to any other party any of its ownership interests in Sentynl.

11.LIMITATIONS ON LIABILITY

NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, EXCEPT WITH RESPECT TO EITHER PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTIONS 9.1 AND 9.2 SOLELY WITH RESPECT TO THIRD PARTY CLAIMS, ANY BREACH OF THE CONFIDENTIALITY OBLIGATIONS INCORPORATED BY SECTION 12.8, A BREACH OF THE NON-COMPETITION OBLIGATIONS SET FORTH IN SECTION 6.2, A CLAIM FOR DAMAGES FOR A MISAPPROPRIATION BY CYPRIUM OF THE PURCHASED ASSETS OR BY SENTYNL OF THE EXCLUDED ASSETS, AND/OR IN THE CASE OF FRAUD, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES RELATED TO LOSS OF GOODWILL, LOSS OF PROFITS, LOSS OF OPPORTUNITY, LOSS OF CUSTOMERS OR BUSINESS INTERRUPTION, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY, OR OTHERWISE.

12.MISCELLANEOUS

12.1Entire Agreement.  This Agreement, together with the Disclosure Schedules and all other documents referred to herein, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede any and all prior agreements, negotiations, correspondence, undertakings, understandings, and communications of the Parties with respect to the subject matter of this Agreement, with the exception of that certain Mutual Confidentiality Agreement, dated May 19, 2020, by and between Cyprium and Sentynl (the “Confidentiality Agreement”), to which Section 12.8 applies.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Parties.

12.2Transaction Costs; Attorneys’ Fees.  Except as otherwise provided herein, the Parties will pay their own costs and expenses (including legal, accounting, and other fees) relating to this Agreement; provided, however, that the prevailing Party in any action seeking to enforce or interpret this Agreement or any provision of this Agreement shall be entitled to reasonable attorneys’ fees and costs, including with respect to any appeals thereon, as determined by a court in conjunction with a final adjudication of any such legal proceeding.

12.3Modifications.  Any amendment or modification to this Agreement, including this undertaking itself, shall only be valid if effected by an instrument or instruments in writing and shall be effective against each of the Parties that has signed such instrument or instruments.  The Parties agree that they jointly negotiated and prepared this Agreement and that this Agreement will not be construed against either Party on the grounds that such Party prepared or drafted the same.

12.4Notices.  Notices will be deemed to have been received (a) if given by certified mail, return receipt requested, with postage prepaid addressed as aforesaid, upon receipt (and refusal of receipt shall constitute receipt), (b) one (1) Business Day following proper deposit with an internationally recognized express overnight delivery service, or (c) in the case of transmission by email, as of the date so transmitted (or if so transmitted after normal business hours at the place of the recipient, on the Business Day following such transmission):

If to Cyprium:

Cyprium Therapeutics, Inc.

2 Gansevoort Street, 9th Floor

New York, NY 10014

Attn:  Dr. Lung S. Yam, MD, PhD

Email:  LYam@cypriumtx.com

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

The Marbury Building

6225 Smith Avenue

Baltimore, Maryland 21209-3600

Fax:  (410) 580-3251

Attention:  Howard S. Schwartz, Esq.

Email: howard.schwartz@dlapiper.com

If to Sentynl:

Sentynl Therapeutics, Inc.

420 Stevens Avenue, Suite 200

Solana Beach, CA 92075

Attn:  Chief Executive Officer

Email:  mheck@sentynl.com

With a copy (which shall not constitute notice) to:

Zydus Pharmaceuticals (USA) Inc.

73, Route 31 North

Pennington, NJ 08534

Attn:  Chief Executive Officer

Email:  jrenner@zydususa.com

With a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LP

501 West Broadway, Suite 110

San Diego, CA 92101-3575

Attn:  Christian A. Salaman, Esq.

Email: Christian.salaman@pillsburylaw.com

or to such other address as may be hereafter communicated in writing by the Parties in a notice given in accordance with this Section 12.4.

12.5Public Announcements.  Except as required by Laws or by the requirements of any stock exchange on which the securities of a Party or any of its Affiliates are listed, neither Party will make, or cause to be made, any press release or public announcement related to this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media with respect to the foregoing, without prior written consent of the other Party.  Without limiting the foregoing, the Parties intend to issue a press release announcing the entry into this Agreement and upon the Closing, with the mutual consent of the Parties for each press release, which consent shall not be unreasonably withheld, conditioned or delayed.

12.6Severability.  Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Laws, but if any provision of this Agreement is found to be unenforceable or invalid under applicable Laws, including by reason of such covenant or agreement extending for too great a period of time or over too great a geographical area, or by reason of it being too extensive in any other respect, such provision will be ineffective only to the extent of such unenforceability or invalidity, and the Parties will negotiate in good faith to modify this Agreement so that the unenforceable or invalid provision is replaced by such valid and enforceable provision which the Parties consider, in good faith, to match as closely as possible the invalid or unenforceable provision and to achieve the same or a similar economic effect and to give effect to the Parties’ original intent.  The remaining provisions of this Agreement will continue to be binding and in full force and effect.

12.7Assignment.  Neither Party may assign, in whole or in part, or delegate all or any part of its rights, interests, or obligations under this Agreement without the prior written consent of the other Party; provided, however, that each Party shall be permitted to assign this Agreement to any of its Affiliates prior to the Closing and to any Affiliate or any Third Party following the Closing.  Any assignment or delegation made without such consent will be void.  Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.8Confidentiality Agreement.  The terms of the Confidentiality Agreement are hereby incorporated herein by reference and will continue in full force and effect until expiration or termination in accordance with the terms therein; provided, however, the confidentiality obligations and non-use restrictions set forth therein shall, notwithstanding the provisions set forth therein, survive termination or expiration and be binding upon the Receiving Party for a period of five (5) years following the termination of this Agreement or through the Restrictive Period in the event of the Closing (except with respect to portions of Confidential Information that constitute trade secrets, which will be subject to the obligations of confidentiality and non-use hereunder for as long as they are protected under applicable Law as trade secrets).  In the event that this Agreement is terminated in accordance with Section 7.5, Sentynl shall promptly return to Cyprium all of Cyprium’s Confidential Information.

12.9Third-Party Beneficiaries.  With the exception of the provisions of Article 9 which are intended to be for the benefit of, and will be enforceable by, the Indemnified Parties, nothing in this Agreement is intended or shall be construed to entitle any Person, other than the Parties, their respective transferees and assigns permitted hereby, to any claim, cause of action, remedy or right of any kind.

12.10Governing Law; Consent to Jurisdiction.  This Agreement will be governed by, and construed in accordance with, the Law of the State of Delaware without regard to the conflict of laws rules of such state.  Each Party and any Person asserting any rights or defenses under this Agreement hereby irrevocably consents and agrees that it shall bring any action, suit, or proceeding with respect to any matter arising out of or relating to this Agreement or the subject matter herein in the courts of the State of Delaware.  Each Party and any Person asserting any rights or defenses under this Agreement hereby irrevocably accepts and submits, for itself and in respect of its properties, to the personal jurisdiction of the state and federal courts located in the State of Delaware with respect to any such action, suit, or proceeding.  Each Party and any Person asserting any rights or defenses under this Agreement hereby irrevocably consents to service of process in any such action, suit, or proceeding in any such court by the mailing of a copy of such process by registered or certified mail, postage prepaid, to such Person at the address specified in Section 12.4 for notices to such Person.  Additionally, service of process may also be made in any other manner permitted by applicable Law.  Each Party and any Person asserting any rights or defenses under this Agreement hereby irrevocably and unconditionally waives any objection or defense that it may now or hereafter have to the laying of venue in any such action, suit, or proceeding in the courts of the State of Delaware and hereby irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit, or proceeding brought in such court has been brought in an inconvenient forum.

12.11Specific Performance.  Each Party acknowledges and agrees that the other Party would be irreparably damaged if the provisions of this Agreement are not performed in accordance with their terms and that any breach of this Agreement and the non-consummation of the transactions contemplated hereby by either Party could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any remedy to which such other Party may be entitled under Article 9, provisional measures and injunctive relief necessary to protect the ability of each Party to seek specific performance from the other Party from the tribunal referred to in Section 12.10 can be sought from any court of competent jurisdiction.  Each Party (a) agrees that it shall not oppose the granting of any such relief, and (b) hereby irrevocably waives any requirement for the security or posting of any bond in connection with any such relief (it is understood that clause (a) of this sentence is not intended to, and shall not, preclude any Party from litigating on the merits the substantive claim to which such remedy relates).

12.12Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO

REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.

12.13Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition, and no waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant, or agreement hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.  No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, and no waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

12.14Counterparts; Facsimile Signature.  This Agreement may be executed in one (1) or more counterparts, by original or facsimile (or other such electronically transmitted) signature, each of which will be deemed an original, but all of which will constitute one and the same instrument.

12.15Rights Cumulative.  All rights and remedies of each Party will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Laws.

12.16Interpretation.  (a) The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (c) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (d) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) references herein to any gender include each other gender; (g) the word “or” shall not be exclusive; (h) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; (i) any references herein to any Governmental Authority shall be deemed to also be a reference to any successor Governmental Authority thereto; (j) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (k) all references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement; (l) when calculating the period of time before which, within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; and (m) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date.

CYPRIUM THERAPEUTICS, INC.

By:
Name:
Title:

SENTYNL THERAPEUTICS, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO, SOLELY WITH RESPECT TO ARTICLE 10, BY:

ZYDUS PHARMACEUTICALS (USA) INC.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

Exhibit A

Development Plan

[attached]

Exhibit A-1

Expanded Access Program

The Expanded Access Program is a means to provide the Product on a compassionate use basis.  As of the Effective Date, physicians are treating twelve (12) patients under Cyprium’s protocol CYP-001.  Upon physician request, Cyprium will continue to accept qualified additional patients into the Expanded Access Program following the Effective Date.  CYP-001 provides that each enrolled patient will be dosed for three (3) years following enrollment.  Although data arising from the Expanded Access Program will be included in the NDA, the Expanded Access Program is not a pivotal study which is being performed to satisfy requirements for FDA Approval.

In March 2019, the FDA contacted Cyprium by telephone and requested that Cyprium consolidate the compassionate use efforts by physicians nationally to make the Product available to pediatric patients.  Prior to that time, physicians administering the Product on a compassionate use basis had been authorized to operate under IND No. 34,166 through investigator-initiated INDs and Letters of Authorization from Cyprium.  Cyprium agreed to the FDA’s request and modified CYP-001 in order to create the Expanded Access Program.  The Expanded Access Program is ongoing.

In November 2019, to enable NICHD to terminate its NIH Protocol 09-CH-0059, NICHD and Cyprium agreed that Cyprium would accept into its Expanded Access Program all patients then-enrolled in such NICHD protocol.  Of the twelve (12) patients currently enrolled in the Expanded Access Program, one (1) is a former NICHD patient.

Here is a list of the documentation supporting the Expanded Access Program and contained in the data room, “Project Copper,” hosted by Intralinks on behalf of Cyprium:

(a)	Copper Histidinate Treatment for Menkes Disease, Protocol Number CYP-001, NCT Identified Number NCT04074512.
(b)	Letter of Authorization to Cross Reference IND 34,166/NDA 211,241 (Copper Histidinate), from Cyprium to FDA, dated November 13, 2018.[1]
(c)	Letter of Authorization to Cross Reference IND 34,166/NDA 211,241 (Copper Histidinate, from Cyprium to FDA, dated January 22, 2019.
(d)	Letter of Authorization to Cross Reference IND 34,166/NDA 211,241 (Copper Histidinate), from Cyprium to FDA, dated February 22, 2019.
(e)	Institutional Review Board approval letter from Advarra, Inc.

[1]	Patient passed away July 3, 2019.

Exhibit B

Form of Assignment and Assumption Agreement

[attached]

Exhibit C

Form of PRV Assignment Confirmation

[attached]

Schedule 1.23

Cyprium’s Knowledge Parties

1.	Lung Yam, M.D., Ph.D. (CEO of Cyprium)
2.	Shama Munim (Director of Regulatory Affairs of Cyprium)
3.	Robert Niecestro, Ph.D. (Senior Regulatory Consultant to Cyprium)
4.	Lindsay A. Rosenwald, M.D. (Executive Chairman of the Board of Cyprium and CEO of Fortress Biotech, Inc.)

Schedule 2.1.5

Material Contracts

1.

CRADA Termination Agreement, dated as of February 17, 2021, by and between Cyprium and U.S. Department of Health and Human Services, as represented by Eunice Kennedy Shriver National Institute of Child Health and Human Development, an Institute or Center of the NIH (“NICHD”), to the extent there are any surviving provisions from the Cooperative Research and Development Agreement for Intramural-PHS Clinical Research, dated as of March 13, 2017, by and between Cyprium and NICHD, as amended by that certain Amendment #1, dated January 17, 2019 (with an effective date of December 14, 2018) (collectively, the “CRADA”).

2.

Data Transfer Agreement for the Transfer of Human Data for Non-Profit Research Purposes, dated as of December 20, 2019, by and between Cyprium and NICHD, as amended by that certain Amendment 1 to Data Transfer Agreement, dated May 28, 2020 and that certain Amendment 2 to Data Transfer Agreement, dated February 17, 2021 (the “DTA,” and, together with the CRADA, the “NIH Agreements”).

3.	Master Services Agreement, dated as of July 15, 2019, by and between Cyprium and Advarra, Inc., together with that certain Purchase Order, dated July 15, 2019.

4.	Master Services Agreement, dated as of February 20, 2019, by and between Cyprium and BioMedical Insights, Inc., together with that certain Purchase Order, dated March 8, 2019.

5.

Master Services Agreement, dated as of December 6, 2019, by and between Cyprium and Cambridge Regulatory Services Limited, together with that certain Work Order #1, dated February 6, 2020, and that certain Work Order #2, dated October 8, 2020.

6.

Master Services Agreement, dated as of May 4, 2020, by and between Cyprium and Charles River Laboratories, Inc., together with that certain Statement of Work, dated May 5, 2020, as amended by that certain Amended Statement of Work #1, dated October 2, 2020, as further amended by that certain Amended Statement of Work #2, dated October 12, 2020, and that certain Statement of Work, dated October 28, 2020.

7.

DXC FastTrack Professional Services Agreement, dated as of January 7, 2019, by and between Cyprium and Computer Sciences Corporation, together with that certain Statement of Work for Lifecycle Management Services, dated January 27, 2020.

8.

Master Services Agreement, dated as of February 19, 2019, by and between Cyprium and HKP Consulting, LLC, together with that certain Work Order #1, dated February 24, 2019, and that certain Work Order #2, dated May 21, 2019.

9.

Master Services Agreement, dated as of June 23, 2017, by and between Cyprium and Integrity Bio, Inc.,  together with that certain Statement of Work #1, dated February 22, 2017 (corresponding Purchase Order, dated March 16, 2017); that certain Statement of

Work #2, dated May 26, 2017 (corresponding Purchase Order, dated June 23, 2017), as amended by that certain Amendment No.1, dated December 21, 2017, as further amended by that certain Amendment No. 2, dated February 21, 2018 (corresponding Purchase Order, dated June 28, 2018); that certain Statement of Work #3, dated July 24, 2017 (corresponding Purchase Order, dated July 25, 2017); that certain Statement of Work, dated January 2, 2018, as amended by that certain Change Order No. 1, dated January 4, 2019, as further amended by that certain Change Order No. 2, dated January 4, 2019, as further amended by that certain Change Order No. 3, dated March 5, 2019, as further amended by that certain Change Order No. 4, dated June 4, 2019, as further amended by that certain Change Order No. 5, dated October 15, 2019; that certain Statement of Work, dated January 4, 2019; that certain Statement of Work, dated January 22, 2019 (corresponding Purchase Order, dated February 6, 2019), as amended by that certain Change Order No. 1, dated October 15, 2019; that certain Statement of Work, dated September 17, 2019 (corresponding Purchase Order, dated September 18, 2019), as amended by that certain Change Order No. 1 (Rev 4), dated February 11, 2020 (corresponding Purchase Order, dated February 11, 2020), as further amended by that certain Change Order No. 2, dated July 20, 2020 (corresponding Purchase Order, dated July 20, 2020); that certain Statement of Work, dated November 11, 2019 (corresponding Purchase Order, dated December 4, 2019); that certain Statement of Work, dated January 8, 2020 (corresponding Purchase Order, dated February 6, 2020); that certain Statement of Work, dated January 23, 2020 (corresponding Purchase Order, dated February 6, 2020), as amended by that certain Change Order No. 1, dated June 22, 2020 (corresponding Purchase Order, dated June 22, 2020); that certain Statement of Work, dated May 18, 2020 (corresponding Purchase Order, dated May 26, 2020); that certain Statement of Work, dated June 17, 2020, as amended by that certain Change Order No. 1, dated September 16, 2020; that certain Statement of Work, dated June 25, 2020; that certain Statement of Work, dated July 6, 2020; that certain Statement of Work, dated September 11, 2020; that certain Statement of Work, dated September 14, 2020; that certain Statement of Work, dated October 22, 2020 (corresponding Purchase Order, dated October 30, 2020); and that certain Statement of Work, dated October 22, 2020 (corresponding Purchase Order, dated October 30, 2020).

10.

Master Services Agreement, dated as of June 3, 3019, by and between Cyprium and Nuventra, Inc., together with that certain Work Order No. 1, dated September 5, 2019, that certain Work Order No. 2, dated January 14, 2020 (corresponding Purchase Order, dated January 14, 2020), and that certain Work Order No. 3, dated October 10, 2019 (corresponding Purchase Order, dated January 1, 2020) .

11.

Master Early Phase Clinical Services Agreement, dated as of May 26, 2020, by and between Cyprium and Syneos Health, together with that certain Statement of Work #1, dated June 15, 2020 (corresponding Purchase Order, dated June 15, 2020); that certain Statement of Work #2, dated July 7, 2020 (corresponding Purchase Order, dated July 7, 2020), as amended by that Change Order #1, effective October 2, 2020 (corresponding Purchase Order, dated October 16, 2020); that certain Statement of Work #3, dated June 25, 2020 (corresponding Purchase Order, dated June 25, 2020); that certain Statement of Work #4, dated September 16, 2020 (corresponding Purchase Order, dated September 16, 2020), as amended by that certain Change Order #1, effective November 3, 2020 (corresponding Purchase Order, dated November 3, 2020).

12.

Clinical Supply Services Agreement, dated August 1, 2019, by and between Cyprium and Xerimis Inc., together with that certain Purchase Order, dated August 2, 2019, as amended by that certain Change Order #1, dated September 12, 2019, as further amended by that certain Change Order #3, dated November 8, 2019, and as further amended by that certain Change Order #4, dated July 17, 2020.

13.

Consulting Agreement, dated as of November 20, 2019, by and between Cyprium and Brookins Consulting, Inc., as amended by that certain First Amendment to Consulting Agreement, dated April 24, 2020, and that certain Second Amendment to Consulting Agreement, dated September 27, 2020.

14.

Memorandum of Understanding, dated as of June 10, 2020, by and between The Office of the Clinical Director, Division of Intramural Research, Eunice Kennedy Shriver National Institute of Child Health and Human Development and Cyprium.

15.	Consulting Agreement, dated November 4, 2020, by and between Coast-2-Coast Consulting LLC and Cyprium.

16.	Consulting Agreement, dated September 27, 2019, by and between Barry Rosenblatt d/b/a SME Biotech Consulting and Cyprium, together with that certain Statement of Work attached thereto.

17.

Master Services Agreement, dated May 28, 2020, by and between TCM Groups, Inc. and Cyprium, together with that certain Workplan 01 for New Drug Application (NDA) for Copper Histidinate for the Treatment of Menkes Disease, dated June 3, 2020, by and between TCM Groups, Inc. and Cyprium.

18.	Consulting Agreement, dated January 28, 2019, by and between Fleming Consulting, Inc. and Cyprium.

19.	Master Services Agreement, dated as of May 7, 2020, by and between Cyprium and Syner-G Pharma Consulting, LLC, including Statement of Work #3, dated July 20, 2020.

20.

Master Services Agreement, dated as of July 29, 2020, by and between Cyprium and Certara USA, Inc. (“Synchrogenix”), including Work Order #1, dated October 16, 2020, as amended by that Change Order No.1, dated November 3, 2020

21.	Master Services Agreement, dated as of January 19, 2021, by and between Cyprium and Avomeen, LLC, including Work Order #1, dated January 27, 2021.

22.	Master Services Agreement, dated January 19, 2020, by and between Cyprium and Human Factors MD, LLC, including Work Order #1, dated January 20, 2020.

23.	Consulting Agreement, dated January 27, 2021, by and between Joan Keutzer and Cyprium.

24.

Master Services Agreement, dated September 27, 2020, by and between PharmaDirections, Inc. and Cyprium, including Work Order #1, dated October 16, 2020, by and between PharmaDirections, Inc. and Cyprium.

25.	Mutual Confidentiality Agreement, dated January 11, 2021, by and between Cyprium and The NemetzGroup LLC.